 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment 3 to

FORM S-1
Registration Statement
Under the Securities Act of 1933

Advanced ID Corporation
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	3825	46-0439668
(State or other jurisdiction of incorporation or organization)	(Primary Standard Code Number)	(I.R.S. Employer Industrial ClassificationIdentification Number)

4500 – 5th Street NE #200 Bay 6 Calgary, Alberta Canada T2E 7C3 (403) 264-6300 (Address, and telephone number of principal executive offices)	Daniel Finch 4500 – 5th Street NE #200 Bay 6 Calgary, Alberta, Canada T2E 7C3 (403) 264-6300 (Name, address and telephone number of agent for service)

Copies to:
 Mr. Stephen R.Drake, Esq.
Epstein Becker & Green, P.C.
150 North Michigan Avenue, Suite 3500
Chicago, Illinois 60601
Phone: (312) 499-1423; Fax:(312) 827-9523

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act,check the following box and list the

Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act,check the following box and list the

Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ x]

EXPLANATORY NOTE

This Amendment No. 3 on Form S-1 amends the issuer’s registration statement on Form SB-2 filed July 13, 2007 and amended October 2, 2007 and November 9, 2007. As Form SB-2 is no longer available to the issuer following the SEC’s smaller public company regulatory relief and simplification rules, this amendment is filed as an amendment to Form S-1. However, in accordance with the applicable transition rules, this amendment continues to utilize the disclosure format and content of Form SB-2.

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT BEING REGISTERED	PROPOSED MAXIMUM OFFER PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFER PRICE	AMOUNT OF REGISTRATION FEE

Common Stock(1)	10,000,000	$0.10	$1,000,000	*
Common Stock(2)	3,000,000	$0.22	660,000	$26
Common Stock(3)	140,000	$0.25	35,000	*
Common Stock(4)	1,194,584	$0.30	358,375	*
Common Stock(5)	350,000	$0.35	122,500	*
Common Stock(6)	100,000	$0.36	36,000	*
Common Stock(7)	1,806,667	$0.40	722,667	*
Total	16,591,251		$2,934,542	$26

(1)	Represents common stock being sold in this offering.
(2)	Represents common stock underlying currently outstanding warrants. The exercise price is $0.22 per warrant and one warrant acquires one common share.
(3)	Represents common stock underlying currently outstanding warrants. The exercise price is $0.25 per warrant and one warrant acquires one common share.
(4)	Represents common stock underlying currently outstanding warrants. The exercise price is $0.30 per warrant and one warrant acquires one common share.
(5)	Represents common stock underlying currently outstanding warrants. The exercise price is $0.35 per warrant and one warrant acquires one common share.
(6)	Represents common stock underlying currently outstanding warrants. The exercise price is $0.36 per warrant and one warrant acquires one common share.
(7)	Represents common stock underlying currently outstanding warrants. The exercise price is $0.40 per warrant and one warrant acquires one common share.

* Registration fee previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Preliminary Prospectus Dated June 5, 2008. SUBJECT TO COMPLETION

$1,000,000

Up to a maximum of 10,000,000 Common Shares at $.10 per Common Share

and

6,591,251 Common Shares to be issued upon exercise of

6,591,251 outstanding Warrants

Advanced ID Corporation

Advanced ID Corporation (“Advanced ID” or the “Company”) is registering 10,000,000 common shares at the purchase price of $.10 per common share for the aggregate offering price of $1,000,000. Additionally, we are registering 6,591,251 common shares to be issued upon the exercise of 6,591,251 currently outstanding warrants.

The offering will commence on the effective date of this prospectus and will terminate on or before June 30, 2009.

Our common stock is currently listed on the NASD Over-The-Counter Bulletin Board under the trading symbol "AIDO".

We may sell the common shares ourselves or may pay up to a 10% commission if a registered broker-dealer sells our common shares. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of such common shares will go into escrow, trust or another similar arrangement.

Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proceeds of the Offering

	Per Common Share	Total
Offering Price	$0.10	$1,000,000
Proceeds to Advanced ID, before expenses	$0.10	$1,000,000

TABLE OF CONTENTS
Prospectus Summary	5
Risk Factors	5
Forward Looking Statements	8
Use of Proceeds	9
Plan of Distribution	9
Business Operations	10
Dilution	18
Dividend Policy	19
Determination of Offering Price	19
Management’s Discussion and Analysis of Financial Condition and Results of Operations	19
Directors, Executive Officers Control Persons	23
Security Ownership of Certain Beneficial Owners and Management	25
Certain Relationships and Related Transactions	28
Description of Capital Stock	29
Shares Eligible for Future Sale	30
Disclosure of Commission Position on Indemnification for Securities Act liabilities	31
Market for Common Stock and Related Stockholder Matters	31
Experts	31
Legal Proceedings	31
Legal Matters	32
Where You Can Find More Information	32
Financial Statements	33

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

Operations.
Advanced ID has two subsidiaries, AVID Canada Corporation, and Pneu-Logic, Inc., both of which are wholly owned. AVID Canada Corporation is a reseller of radio frequency identification microchips and scanners manufactured by American Veterinary Identification Devices of the United States under the brand name AVID. AVID Canada does not own the AVID brand name or trademark. There currently exists no distribution agreement with AVID. Advanced ID Corporation began manufacturing and selling their own ISO microchips in 2006. The AVID products are marketed to the companion animal and biological sciences sectors in Canada only, the ISO microchips are sold in North America, Asia and Europe. Universal Pet Care is a non-operating entity with no assets or liabilities.

Advanced ID develops, manufactures and sells, either directly or through distributors, microchip identification technologies referred to as radio frequency identification microchips and readers to the animal industry. In the second quarter of 2004, we began commercializing these products under the brand name, DataTRACTM. The intellectual property rights to the DataTRACTM products are owned by Advanced ID Corporation. Sales of microchips and readers to the companion animal and biological sciences markets in Canada continue to contribute a majority of our income, additionally sales of Ultra High Frequency animal tags and readers were made to the states of New York and Colorado for the purpose of identifying captive Elk and Deer who are potential carriers of Chronic Wasting Syndrome Disease. Additionally Advanced ID Corporation continues to sell UHF identification tags to Goodyear Tire and Rubber Company. Tire tag and tire patch sales have been made to VAR's in several countries for trial or pilot runs. Readers for the tire tag market have been sold to tire manufacturers and resellers in India, Canada, Mexico, Venezuela, Australia, Japan and the United States. Michelin US has purchased multiple readers

Common Stock Outstanding	62,913,152

Common Shares being sold in this offering	10,000,000

Common shares to be issued upon exercise of outstanding warrants registered in this offering	6,591,251

Termination of the Offering	The offering will commence on the effective date of this prospectus and will terminate on or before June 30, 2009.

Market for our common stock	Our common stock is listed on the NASD Over- The-Counter Bulletin Board under the trading symbol “AIDO”. We can provide no assurance that there will be an active market for our common stock.

.
RISK FACTORS

Advanced ID's business is subject to numerous risk factors, including the following.

1. We cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have not received substantial income from operations to date and future financial results are uncertain. We cannot assure you that Advanced ID can operate in a profitable manner. We have an accumulated deficit of $9,619,987 as of March 31, 2008. Even if we obtain future revenues sufficient to expand operations, increased production or marketing expenses would adversely affect liquidity of Advanced ID. In their opinion on our financial statements as of and for the year ended December 31, 2007, our auditors have indicated that there is substantial doubt about our ability to continue as a going concern.

2. We do not have an active market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have an active public market for our common shares. The trading volume of our securities on the OTC Bulletin Board has averaged 36,843 shares per day over the last twelve months ended May 2008, ranging from an average low of 22,924 shares per day in the month of February 2008 to an average high of 69,209 shares per day during the month of November 2007. We cannot assure you that an active public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. We do not meet the requirements for our stock to be quoted on NASDAQ, American Stock Exchange or any other senior exchange and even though our stock is quoted on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of our common stock is restricted as Advanced ID’ s common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, Advanced ID’s common stock is subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

- Make a suitability determination prior to selling penny stock to the purchaser;
- Receive the purchaser's written consent to the transaction; and
- Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

4. Our cash balances in banks and brokerage firms may exceed the insurance limits. Our liquidity may be negatively affected if these institutions should fail.

At March 31, 2008, we maintained cash balances with the Bank of Montreal, Canadian Imperial Bank of Commerce and Bank One. Balances are insured up to $100,000 by the Federal Deposit Insurance Corporation. At times, balances may exceed such insurance limits. Our liquidity may be negatively affected if these institutions should fail.

5. We are dependent on Dan Finch and key management personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

Our success is dependent upon, among other things, the services of Dan Finch CEO & President. The loss of Mr. Finch’s services could have a material adverse effect on our business, operations and financial condition. We do not have key-man life insurance policy for Mr. Finch. The expansion of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

6. We are in an intensely competitive industry. There are numerous competitors offering various components of the type of products and services we offer. Also, there is no certainty that additional competitors will not enter markets that we intend to serve.

We believe that our ability to compete depends on many factors both within and beyond our control. At this time, there are a few other companies offering similar services as those intended to be offered by us. It should be expected that in the future we would be competing with additional companies, many of which may have greater financial resources than our company. There is no certainty that we will be able to compete successfully in this market.

7. Changes in foreign policies could have an adverse effect on our operations. A portion of our marketing will be done international distributors.

To date we have entered into  many distribution agreements with international distributors. Between 2006 and 2008, we signed agreements with eighteen distributors in sixteen countries .
There is no certainty that our marketing strategies will be effectively implemented. Changes in foreign policies by international governments could have a material negative effect on our marketing strategies.

8. Our success may depend on the ability of our distributors to implement viable marketing initiatives.

We intend to offer the majority of our products and services through a network of independent distributors. Our success is dependent upon the ability of these distributors to implement viable marketing initiatives. Many of these distributors may carry products from several different companies. There is a risk that these distributors will give priority to the products of other suppliers. The reduction or loss in sales by one or more of our key distributors, or the inability to attract new distributors, could have a material adverse effect on our business.

9. Changes in the foreign exchange rate could negatively affect our profitability.

We face foreign exchange rate exposure. We will offer payment for our products and services in U.S. dollars except for our Canadian customers who will pay us in Canadian dollars. With the acquisition of Pneu-Logic, we are further exposed to the currency fluctuations between Euros, British sterling pounds and U.S. dollars.  With the majority of expenses expected to be in Canadian dollars, we will be exposed to fluctuations in foreign exchange rates from both a transactional and transnational perspective. There is a risk that foreign exchange rate fluctuations between the Canadian dollar and the U.S. dollar will be disadvantageous to us.

10. We may be subject to product obsolescence that could result in reduced profitability.

The markets for our products are characterized by evolving industry standards, technological changes and changing customer needs. The introduction of products embodying new technologies and the emergence of new microchips or software could render our existing products obsolete and unmarketable. Consequently, our success will depend upon our ability to successfully develop and introduce new and enhanced products that evolves with technological and industry developments, industry standards and customer needs. The timing and success of product development is unpredictable due to the inherent uncertainty in anticipating technological developments, difficulties in identifying and correcting design flaws and market acceptance. Any significant delay in releasing new products or enhancements could have a material adverse effect on the success of new products or enhancements that could have a material adverse effect on our business.

There is no certainty that we will be able to introduce new products on a timely basis, that such products will achieve any market acceptance or that any such market acceptance will be sustained for any significant period. Failure of new products to achieve or sustain market acceptance could have a material adverse effect on our business.

11. We will also depend on technology from third parties and should there be any problems or delays, this could have a material adverse effect on our business.

We will contract with third parties to provide some of the technological components regarding our products. We have outsourced the design and manufacturing of the antennae utilized as one of the key components in Advanced ID’s RFID products to Hana Microelectronics Public Co. Ltd of Lamphun, Thailand. In addition, Advanced ID has outsourced manufacturing of the plastic encapsulation of its RFID tags to Guide-Trend Co., Ltd. of China. In April 2003, we signed a strategic partnership agreement with Guide-Trend to perform production and encapsulation functions. There are no general contractual requirements as the terms are negotiated and specified for each purchase order based on volumes purchased. We cannot assure you that, if we cannot contract with these parties on terms favorable to us, that we will be profitable.

12. Our business may be negatively affected by the misappropriation of our intellectual property.

We have entered into confidentiality and assignment agreements with our employees, suppliers and contractors, and non-disclosure agreements with outside parties with which we conduct business, in order to limit access to and disclosure of our proprietary information. There is no certainty that these contractual arrangements will protect our intellectual property from misappropriation or deter third party development of similar technologies. We will pursue registration of our trademarks and may license our proprietary rights to third parties. While we will attempt to ensure the quality of our brand names is maintained by distributors and licensees, there is no certainty that such distributors and licensees will not take action that might materially adverse effect our business, operations and financial condition.

FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have made the forward-looking statements with management’s best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Advanced ID, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by Advanced ID, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate .

USE OF PROCEEDS

Any proceeds received from the sale of our common shares will be deposited directly into the operating account of Advanced ID. We will be attempting to raise up to $1,000,000, minus offering sales costs and expenses of approximately $100,000 from the sale of our common shares. These proceeds will be used over a twelve month period as follows:

$10,000	Safety research
$58,000	Inventory
$230,000	Accounts payable
$22,000	Investor relations
$180,000	Pneu – Logic Acquisition Cost
$400,000	Overhead and working capital for manufacturing of RFID products and to manage timing differences in cash flows.
$900,000	TOTAL

We may receive up to $1,274,542 from the exercise of the currently outstanding warrants. Any proceeds received from the exercise of the warrants shall be utilized for working capital needs.

PLAN OF DISTRIBUTION

This prospectus relates to the sale of 10,000,000 common shares and 6,591,251 common shares to be issued upon exercise of 6,591,251 currently outstanding warrants.

We may sell the common shares ourselves or may pay up to a 10% commission if a registered broker-dealer sells our common shares. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of our common shares will go into escrow, trust or another similar arrangement.

The common shares are being offered by Dan Finch and Sudeep Bhargava, officers and directors of Advanced ID. Messrs. Finch and Bhargava will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the common shares. No sales commission will be paid for common shares sold by Messrs. Finch and Bhargava. Messrs. Finch and Bhargava are not subject to a statutory disqualification and are not associated persons of a broker or dealer. Additionally, Messrs. Finch and Bhargava primarily perform substantial duties on behalf of Advanced ID otherwise than in connection with transactions in securities. Neither Mr. Finch nor Mr. Bhargava were a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934 .

The offering shall terminate on June 30, 2009. There are no finders.
Under the rules of the Securities and Exchange Commission, our common stock will come within the definition of a “penny stock” because the price of our common stock on the OTC Bulletin Board is below $5.00 per share. As a result, our common stock will be subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

- Make a suitability determination prior to selling penny stock to the purchaser;
- Receive the purchaser’s written consent to the transaction; and
- Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell our common stock, and may affect the ability to resell our common stock.

BUSINESS OPERATIONS

Overview

On October 17, 2002 AVID Canada Corporation (“AVID Canada”) combined with USA Sunrise Beverages, Inc. (“USA”), an inactive publicly owned company with no assets or liabilities, in a business combination accounted for as an acquisition of AVID Canada and a recapitalization of USA. USA had then outstanding shares of 10,625,724 and agreed to return 3,624,725 for cancellation, leaving 7,000,999 shares outstanding. USA then issued 28,000,000 shares to Heritage Ventures Ltd., AVID Canada’s former parent company, in exchange for the 200 outstanding shares of AVID Canada and $505,724 in debt owed by AVID Canada to Heritage Ventures. Avid Canada was incorporated in Alberta, Canada, on November 26, 1993. USA changed its name to Advanced ID Corporation effective November 15, 2002. As a result of the reverse merger transaction, Advanced ID now wholly owned AVID Canada and the original security holders of USA now hold 7,000,999 shares in Advanced ID. No consulting fees or finder’s fees were paid in relation to the reverse merger transaction.

Advanced ID has three wholly-owned subsidiaries; Pneu-Logic Corporation Limited (“PL”) located in U.K., AVID Canada Corporation and Universal Pet Care. AVID Canada Corporation is a reseller of radio frequency identification (“RFID”) microchips and scanners manufactured by American Veterinary Identification Devices (AVID) of the United States under the brand name AVID. AVID Canada does not own the AVID brand name or trademark. There currently exists no distribution agreement with AVID. The products are marketed to the companion animal and biological sciences sectors in Canada only. Universal Pet Care is a non-operating entity with no assets or liabilities.

On July 1, 2007 Advanced ID decided to divest its 60% interest in AFG Asia Engineering Co. Ltd. of Chiang Mai, Thailand.

On July 1, 2007 Advanced ID acquired all operating assets of Pneu-Logic Limited of England in order to align itself with addressing the tire maintenance solution for fleet owners across the world. Its product line has been successful in the EU (European) market.

Advanced ID develops, manufactures and sells, either directly or through distributors, microchip identification technologies referred to as radio frequency identification microchips (“RFID”) and readers to the animal industry. In the second quarter of 2004, we began commercializing these products under the brand name, DataTRACTM. The intellectual property rights to the DataTRACTM products are owned by Advanced ID Corporation.

RFID allows for the positive identification and location tracking of animals or objects that are embedded or tagged with RFID microchips. We currently supply over 3,000 organizations such as animal shelters, veterinarians, breeders, government agencies, universities, zoos, research labs and fisheries with RFID devices for companion animals, exotics, equines, bovines, llamas, alpacas, ostriches, aquatic species, reptiles, migratory and endangered species. We have implanted microchips in over 450,000 companion and other valuable animals, currently track nearly one million animals in our PETtrac database, and reunite numerous lost animals with their families each month.

Sales of microchips and readers to the companion animal and biological sciences markets in Canada continue to contribute a majority of our income in 2008. Additionally, sales of Ultra High Frequency (“UHF”) animal tags and readers were made to the states of New York and Colorado for the purpose of identifying captive Elk and Deer who are potential carriers of Chronic Wasting Syndrome Disease. Additionally, Advanced ID Corporation continues to sell UHF identification tags to Goodyear Tire and Rubber Company. Tire tag and tire patch sales have been made to VAR’ s in several countries for trial or pilot runs. Readers for the tire tag market have been sold to tire manufacturers and resellers in India, Canada, Mexico, Venezuela, Australia, Japan and the United States. Michelin US has purchased multiple readers.

As noted above, we are currently serving the Canadian market as a reseller for AVID and SOKYMAT LF RFID products. We are expanding our sales effort for SOKYMAT chips into several countries, including China, Taiwan and Thailand.

Since we own the intellectual property of the DataTRACTM microchips, we are continuing to develop and market our UHF RFID products in both the supply chain and livestock markets throughout the world, either directly or through international distributors. Advanced ID has made good progress in the supply chain market, especially in Asia. Our marketing efforts in the livestock area have been reduced because no country’s government has either mandated or approved for use our UHF RFID technology

Products and Services Overview

Companion Animal/Biological Sciences, Inanimate Products and Services

Our current product offering includes an established line of RFID tags, readers, and software.

RFID Tags: Our RFID Tags purchased from American Veterinary Identification Devices and SOKYMAT and consist of an integrated circuit or microchip utilizing a low frequency of 125 KHz or 134 KHz. The microchip is sealed in glass, compatible with the animal’s body, containing a programmed identification number which fits inside a hypodermic needle, and can be injected under the skin of an animal. Since these RFID Tags are passive, meaning they do not require a battery, a reader temporarily energizes the microchip allowing it to transmit its data to the reader with error-free reliability. Under normal conditions, the RFID Tags can last in excess of 20 to 25 years and generally well beyond the life of any companion animal. The read range for low frequency tags is approximately three to seven inches.

RFID Readers: We offer a variety of hand-held readers that read both our microchips and our competitors' microchips. Our reader formats include International Standards Organization (“ISO”), Federation of European Companion Animal Veterinarian Association (“FECAVA”) and AVID’ s encrypted standard.

Software: We offer a proprietary Microsoft®.Net based database called PETtrac which is our advanced software program that stores and tracks identification numbers from implanted animals by recording their microchip ID as well as unique information including data such as:

- Pet name, breed, and description;
- Animal's brand and tattoo numbers;
- Present/past owners, and current details;
- Medical history of the animal, medication, allergies, etc.; and
- Other pertinent information specific to each sector/industry.

Services: We provide an electronic and manual data entry service to the PETtrac global tracking system for all animals identified with a microchip, including our competitors’ microchips, collar tags, rabies vaccination numbers and tattoo numbers in Canada. Animal recoveries can be performed by accessing our database through a web browser, as well as through a 24/7 operator assisted service by calling a toll free line.

Livestock Animal Products and Services

Our Livestock products offering which was completed in early 2006 includes three different sized RFID tags, readers, and software specifically tailored to meet the needs of each type of livestock and region.

RFID Tags: Our RFID Tags will be comprised of an integrated circuit or microchip utilizing an ultra high frequency of 915 MHz. An antenna is attached to the microchip to provide a longer read range, all of which is encapsulated in plastic. Our RFID Tags are passive thereby not requiring a battery, and can transmit their data to the reader with a read range of up to approximately ten feet.

Effective April 2003, we signed a strategic partnership agreement with Guide-Trend Technology Company Ltd. of China for the manufacturing of our RFID tags. Once completed, the final product is shipped directly to our customers. The integrated circuits or microchips are purchased on our behalf by Guide-Trend from EM Microelectronic of Switzerland or Philips Semiconductors of the Netherlands, two of the world’s largest RFID integrated circuit manufacturers. There exists no purchase contract with any of our suppliers as each purchase order is negotiated separately at this time.

Currently, we are the only company that is offering ultra high frequency tags to the livestock industry. All of our competitors offer low frequency tags which are generally more costly to produce, offer a shorter read range, and have limited reading capability within automated livestock processing plant environments. Adoption of RFID technology by animal owners has been slower than anticipated resulting in lower than anticipated sales, additionally the adoption of Low Frequency ISO 11784 and 11785 compliant technology by a growing number of countries has impacted on the market potential and the company has reduced the scales of its continuing development of the livestock application.

RFID Readers: We offer stationary and handheld readers that will scan and read our microchips. Effective November 2003, we secured a partnership agreement with Applied Wireless Identifications Group, Inc. of New York to supply us with ultra high frequency readers that we will resell to our customers.

Advanced ID has entered the UHF RFID reader product line with both hand held and stand alone readers that have read ranges from several inches to 20 feet. The readers are intended to capture a large market share through aggressive pricing and full features. Our readers will work in virtually all supply chain applications.

Advanced ID acquired Pneu-Logic, a UK based company focused on the tire maintenance market. The products are well respected in the industry around the world and follow on products, now under development, will capture a significant new market share, especially in the OTR (“off the road”) market.

Services: Our objective is to become the complete system provider for livestock identification and trace-back. As part of providing a complete system for our customers, we will provide in-depth analysis prior to implementation of a recommended solution.

Inanimate Products and Services: In August 2005 Advanced ID was awarded a Purchase Order from Goodyear Tire and Rubber Company of Akron Ohio for RFID identification tags. Goodyear is undertaking trials to test the durability and practicality of embedding UHF tags specifically designed for their tires. Tags were produced on a prototype basis initially prior to moving into larger scale production. The 2006 and 2007 NASCAR racing tires had this product attached to their racing tires. The Goodyear Tire and Rubber Company of Akron Ohio renewed the Purchase Order for 2008 for its NASCAR tires.

Business Model

We are planning to enhance our current revenue streams by:

- Offering ISO microchips in both the Canadian and Global companion pet recovery markets. Create PETtrac capabilities in various important languages, Chinese a foremost consideration. Develop improved Low Frequency readers that will display in various languages.

- Offering higher integrity and more cost effective identification solutions over current practices in the global livestock markets with our DataTRACTM RFID tags and readers, and our web-based tracking and recovery software system.

- Expanding our current market presence into other veterinary clinics and animal shelter markets across Canada by lowering prices, improving customer service and establishing more comprehensive sales channels, both direct and third party.

- Expanding RFID technology into industrial applications such as the energy and manufacturing industries. The knowledge and profile gained through the relationship with Goodyear Rubber and Tire Company is one example. Expand the tire management market to include: tire manufacturers, resellers, fleet owners, retail, retreaders, system integrators, database managers.

- Expand RFID technology into supply chain applications for hostile environments. Avoid the high volume, low cost applications that will satisfy the Wal-Mart requirement.

Intellectual Property

Our intellectual property is comprised of our radio frequency identification tags utilized for the identification and trace back of livestock. We currently do not own any patents and have not licensed any intellectual property used in our products. Our tire tag technology is based on IP from Goodyear and under license from Michelin. Our new reader line will include intellectual property that the company will exploit through patent protection and other protection of proprietary assets

Target Market

Advanced ID is fulfilling the needs of the companion animal and biological sciences markets in the RFID industry as outlined below:

- Increasingly, municipal animal control agencies are setting policy and by-laws for permanent tagging of pets.

- Pending guidelines will require livestock and meat product operators to use advanced tagging and tracking systems. UHF will compete with LF in the future.

- Industries are demanding increased efficiencies in logistics, distribution, asset management, and tracking.

- The tire management industry was started in 2005 and growth has been steady in 2006.

- The global RFID market was several billion dollars, US in 2006.

Our PETtrac system has been approved for use across Canada by the National Companion Animal Coalition thereby giving us access to over 3,000 professional veterinarians as well as all SPCAs and humane societies, thus tapping a market of over eight million animals.

In the livestock industry, the Bovine Spongiform Encephalopathy (i.e. BSE or Mad Cow Disease) disease that plagued Europe in 1998 was thought to have infected North American herds. This resulted in legislative efforts for animal identification and tracking systems with RFID being the preferred technology. Governments are implementing legislation requiring a quick and secure animal trace back system, aimed at improving food safety for consumers from animal diseases. Our products have been designed to exceed existing regulations.

Advances in microchip design, miniaturization, global positioning tracking, read range, read/write capabilities and data storage have greatly expanded the applications for RFID tags. RFID systems are being piloted and used in a wide range of retail, commercial and industrial applications. We will carefully choose those technologies and market sectors where we can successfully compete.

Marketing and Sales Strategy

Sales and Distribution Channels

With a strong channel already established in the Canadian companion animal and biological sciences markets with our direct sales team, comprised of one sales representative and three customer support personnel, we intend to leverage this position by securing additional relationships with other veterinarian professionals in targeted regions across Canada. Currently, we have relationships with the following distribution agencies; Associate Vet Purchasing, Western Drug Distribution Center, Vet Purchasing, Canadian Kennel Club and Centre de Distribution de Medicaments Veterinaires. There is no contractual agreement or volume commitment in place with any of these parties. During fiscal 2007, we had  one customer , Goodyear Tire and Rubber Company, that accounted for more than 10% of our revenues.

We will sell our tire management product line both direct and through 3rd party resellers. We will purchase tire tags from the Hana Group from Ohio and Thailand. The market is global.

We will sell our UHF RFID reader line both direct and though 3rd party resellers. The market is global.

We will sell our Pneu-Logic product line both direct and through 3rd party resellers. The market is global.

Between 2006 and 2008, we signed agreements with 18 distributors in 16 countries. Major distributors include: Aresnault Associates and Meyers in the US, EDP in France, REMA Tip Top in Germany, Kit Loong in Malaysia, Suar Group in Indonesia, Syncroft in India, ODEM in Israel, CODEBAR in Venezuela, Right Size Informatica in Brazil and Entyrety in the UK. We are selectively looking for additional distributors in countries not yet represented.

Pricing Strategy

We plan to be a price-performance leader with all of our products and services. This is intended to assist our efforts to gain market acceptance and secure market share in the companion pet recovery industry throughout the world, and further allow us to continue to both increase the market size and our market share in the tire management market. It is our goal to keep our expenditures small to ensure we maintain low product price points to discourage other competitors from entering the market yet allowing us to earn a healthy margin. We anticipate that any cost savings we achieve through process improvements will lead to reductions in our price points to discourage other competitors from entering the market.

Recent Developments

Companion Animal - Advanced ID has received approval for its new ISO chip made by SOKYMAT. With the significant cost savings associated with this new ISO standard chip, Advanced ID has reduced our prices in Canada and other countries and sales are increasing. Advanced ID has developed a new LF reader for companion animals that can be sold in several countries with language specific readout capabilities.

Livestock Tagging – Advanced ID has not further developed its livestock RFID product line but has maintained its ability to provide a complete product solution as the requirement develops. Recent outbreaks of BSE and bird flu could well re-ignite interest in this product.

Tire Management – Advanced ID has continued to develop, with Hana and others, products that will serve the tire management industry from the tire maker in Ohio to the fleet owner in Great Britain. With Advanced ID’ s RFID tire management product line and the Pneu-Logic tools, the market is blanketed better then with any other company.

Advanced ID plans to be in leadership position in this market and will focus its energies and resources to obtain a leadership role as the market matures and reaches high volume requirements.

UHF RFID Reader Development – Advanced ID has developed a series of high powered, long read range, UHF RFID readers that are being sold in the supply chain industry and the tire tag business. This reader product line is sold to the trade at about half the prevailing price for an equivalent product sold by the competition. Advanced ID has designed also a lower cost, mass market UHF RFID reader that will sell for half the price of our current readers. This is the reader product line that will take the cost of UHF readers out of the value proposition. The UPC Barcode business did not take hold in the 70’ s/80’ s until the price of readers went under $100. Advanced ID intends to be the company that ultimately offers a $100 UHF RFID reader. Advanced ID in 2007 completed the development of new reader PR 500 low price, low range but practical for inventory management. The new reader was sought and installed at a new book store in Portugal, Spain. Advanced ID in 2008 will be marketing the new reader into various industries.

Competition

Our largest competitor in the companion animal and biological sciences market in Canada is Pethealth Inc. who is estimated to have approximately 45% market share compared with our estimated 40% market share. During 2004, Anitech Enterprises Inc. ceased operations and no longer remains a competitor. The remaining 15% market share is spread among two companies which includes Microchips 4 Solutions and EIDAP.

Pethealth Inc. – Pethealth’ s vision is to become the leading provider of insurance and integrated health related information services to the North American companion animal market. Currently Pethealth claims it is Canada's largest provider of accident and illness insurance for dogs and cats to pet owners and the second largest in North America. Pethealth entered the companion animal industry in February 2003 where it has grown its market share by offering significantly lower priced products than all other competitors in North America. Pethealth is a reseller of Allflex USA’s companion animal products and which is further discussed below. Allflex’ s technology offers no competitive advantages over our technology except that Pethealth is offering a significantly lower priced product at this time.

The current method of livestock identification predominantly utilizes standard bar code visual tags. The barriers for adoption of current RFID technology include its high cost and its limited read range. Currently, we have a very small market share in this segment. Our top three competitors in the livestock market are as follows:

Allflex USA Inc. - Allflex claims to be the world's leading supplier of livestock identification and management systems. Its products include visual identification ear tags and applicators, electronic identification systems and a variety of precision instruments. Allflex works closely with official and commercial organizations around the world to develop reliable and efficient systems for collecting and transferring information on animal identification, movement and performance. Allflex has manufacturing and technology subsidiaries in USA, Canada, Europe, Australia, New Zealand, Brazil and China. Allflex products are distributed in 80 countries worldwide.

Applied Digital Solutions, Inc. – Applied Digital, through its subsidiary Destron Fearing, has been in the animal identification business since 1945. For over 50 years, Destron Fearing has developed, manufactured and marketed a broad range of individual animal identification products. As the animal identification industry expanded, the Company culminated a merger of Fearing Manufacturing and Destron/IDI in November 1993. Their products range from visual ear tags attached to livestock, to electronic microchips implanted under the skin of pets, fish, laboratory animals and livestock.

In the UHF RFID Market, there are several competitors who have readers that compete with the company. Intermec, Psion and Symbol all sell readers but at very high prices. In the tire RFID business, this is, at present, no competition.

Other Competition - Other competition will come from the continued use of bar code tags in those countries that have not made it mandatory for users to purchase an RFID tag. The reason that bar code tags are used almost exclusively over an RFID tag is largely a function of price and the fact that previous RFID technology does not offer any significant benefits over bar code tags.

Competitive Advantages

Based on in-house research, the existing RFID technology available for livestock is centered on low frequency (30 to 300 KHz) tags and high frequency tags (3 to 30 MHz) which offers a read range up to three feet at a retail price point of $2.00 to $10.00 per tag. Low and high frequency livestock identification tags have been available in the market for approximately ten years yet there has been only a limited level of adoption of this technology. This is largely because the read range is nominally greater than bar code tags that are currently priced at $1.00 to $1.50 per tag and because the technology has not fully met the requirements of most users.

Our RFID technology utilizes a higher frequency of 915 MHz that provides a read range up to ten feet at a price point of $1.50 to $2.00 per tag. Some of our RFID tags also include a bar code to ensure a seamless transition for current bar code customers to adopt RFID technology. I n addition, we will be developing RFID tags to offer read/write functionality allowing users to store additional data on each tag such as the animal's birth date, vaccinations, etc.

Our management team and board of directors have extensive experience in the RFID and Livestock industries. Strong relationships have been cultivated over numerous years with key participants in the livestock industry including relationships with key principals of national cattle associations, feedlots, packing plants, distribution groups and cooperatives, and primary producers. These relationships have been attained through personal contact, meetings, conferences and presentations, both within our current business operations and through prior business experience.

It is our belief that the adoption of any livestock identification method will require some form of mandatory requirement either through government legislation or import regulations by those countries that import meat and livestock. Currently, Canada has enacted legislation for mandatory identification of cattle and the European Union has enacted legislation for mandatory identification of all livestock.

Other countries such as the United States, Australia, New Zealand, Argentina, Brazil, Taiwan and Thailand are considering similar requirements.

Our research and development activities over the last two years have included researching, designing and developing RFID tags and readers for general supply chain applications including the tire management industry.

Employees

Advanced ID has five full-time employees, six contract employees and one part-time employee. On July 1, 2005 Advanced ID Corporation acquired a 60% interest in AFG Asia Engineering Ltd of Chiang Mai, Thailand. The Managing Director, Mr. Gottfried Auer and 40 % owner of AFG Engineering Asia Ltd. has been providing Advanced ID Corporation with all RFID engineering services since 2003. Mr. Auer has a Staff of nine hardware and software engineers and support staff in the Chiang Mai office. Subsequent to the purchase of AFG Asia Engineering Ltd. the corporate name was changed to reflect the new ownership structure and is now known as Advanced ID Asia Engineering Co. Ltd. Advanced ID divested its interest in Advanced ID Asia Engineering Co. Ltd in 2007 but continues to outsource certain tasks to Advanced ID Asia Engineering Co. Ltd .

In 2007, Advanced ID acquired Pneu-Logic in the UK. The subsidiary has three employees, included in the above, with contract assistance for accounting, manufacturing and product development.

Reports to Security Holders

Effective October 17, 2002, we became a fully reporting company under the requirements of the Exchange Act, and to date we have filed the necessary quarterly and other reports with the Securities and Exchange Commission. Although we are not required to deliver our annual or quarterly reports to security holders, we would be pleased to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Properties

We currently have an agreement to lease office premises until August 31, 2012. We have committed to leasing approximately 1,920 rentable square feet and are obligated to pay basic rent and all operating costs, including utilities and taxes for a total cost of $2,800 per month. The real property utilized by Advanced ID is in good condition, adequate for present operations and adequately covered by insurance. We also maintain insurance coverage for commercial general liability including blanket contractual liability, tenant's legal liability, non-owned automobile and cross liability coverage. The property is located at 4500 5th Street NE, #200 Bay 6, Calgary, Alberta T2E 7C3 Canada.

DILUTION

Assuming completion of the offering but not including the exercise of any warrants, there will be up to 70,511,474 common shares outstanding. The following table illustrates the per common share dilution as of March 31, 2008 that may be experienced by investors at various funding levels.

	$1,000,000	$500,000
Funding Level
Offering price Net tangible book value per common	$.10	$.10
share before offering	(.009)	(.009)
Increase per common share attributable to investors	.014	.008
Pro forma net tangible book value per common share after offering	.005	.001
Dilution to investors	.095	.101
Dilution as a percentage of offering price	95%	101%

Based on 60,511,474 common shares outstanding as of March 31, 2008 and net tangible book value of ($532,800) utilizing unaudited March 31, 2008 financial statements.

Since inception, the officers, directors, promoters and affiliated persons have paid an aggregate average price of $.09 per common share in comparison to the offering price of $.10 per common share.

Further Dilution

Advanced ID may issue equity and debt securities in the future. These issuances and any sales of additional common shares may have a depressive effect upon the market price of Advanced ID’s common shares and investors in this offering.

DIVIDEND POLICY

We have never declared or paid any dividends. In addition, we anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

No distribution may be made if, after giving it effect, we would not be able to pay its debts as they become due in the usual course of business; or the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination that a distribution is not prohibitive either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation of other method that is reasonable in the circumstances.

DETERMINATION OF OFFERING PRICE

The offering price of the common shares was arbitrarily determined by Advanced ID based on the financial needs of Advanced ID without regard to the book value or market value, if any, of our common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND MARCH 31, 2007.

The net loss of $458,198 for the three months ended March 31, 2008 was higher by $190,557 compared to last year due largely to general and administrative expenses which increased by $291,758. Increased salaries and consulting fees accounted for a large part of this increase. The increase in general & administrative was partially offset by the increase in gross profit of $80,073.

Revenues

Revenues of $424,955 during the three months ended March 31, 2008 increased by $234,575 or 123.21% from last year. This increase can be attributed to higher bulk tag, reader and revenues from the recently acquired wholly owned subsidiary, Pneu-Logic. These sales increases are attributed to increased sales focus on animal shelters and broadening of sales of readers and sale of newly developed RFID reader, PR500.

The Company is actively promoting the ISO microchip throughout Canada and Asia. Of the total revenues earned of $424,955 for the three months ended March 31, 2008, $145,690 or 34.28% were from our companion animal/biological sciences division in Canada and the remainder $279,265 or 65.72% were comprised from our ultra high frequency (UHF) division with sales throughout the world, the newly acquired Pneu-Logic in UK.

Cost of Revenues

Cost of Revenues of $277,987 for the three months ended March 31, 2008 increased by $154,502 or 125% over same period in the previous year. The increase in Cost of Revenues is attributed to higher sales levels and slight changes in the product sales mix to lower margin items. Gross profit of $146,968 for the current period increased by $80,073 from the corresponding three month period ending March 31, 2007. The gross profit margin decreased from 35.14% to 34.59%, reflecting the slight change in product mix.

Research and Development

Research and development expenses of $12,930 for the three months ended March 31, 2008 decreased by $35,842 or 73.50% from last year's comparable period. This decrease is in part due to the fact that the research and development expenses for PR500 completed.

General, administrative and selling expense

For the three months ended March 31, 2008, general and administrative and selling expenses of $591,363 were higher by $291,758 or 97.4% than last year due to a higher payroll costs as a result of addition of Pneu-Logic employees, higher non-cash compensation expense, increased investor relations and public relation expenses and higher cost due to consolidation of the new subsidiary, Pneu-Logic.

Additionally, a team of four employees at Pneu-Logic in UK will be expanding their sales efforts in Europe, China, India and other Asian countries for all the product line.

Other income (expense)

During the three months ended March 31, 2008, interest expense was $873 as compared to income of $92 during the same period last year.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006.

The net loss of $2,721,983 for the year ended December 31, 2007 was larger by $510,680 versus last year due to higher operating and sales expenses, accrued non cash compensation to directors.

Revenues

Revenues of $1,010,003 during the year ended December 31, 2007 increased by $212,012 or 26.57% from last year. The increase in revenues for the year ended December 31, 2007 was a result of increased

RFID tag sales to Goodyear Tire and Rubber Company, stable chip sales to the companion animal sector, increased UHF RFID readers and the addition of Pneu-Logic product sales for six months .

On November 1, 2006, National Companion Animal Coalition’s approval was received for our ISO companion animal microchips. Although FECAVA microchips are being phased out for companion animals by the NCAC in Canada, we continue to sell them for use in non-companion animals and to veterinarians who continue to prefer FECAVA to ISO microchips. We are also actively promoting the ISO microchip throughout Canada and Asia as well. Of the total revenues earned of $1,010,003 for the year ended December 31, 2007, $710,726 or 70.37% were from our companion animal/biological sciences division in Canada and $299,277 or 29.63% were from our ultra high frequency sales throughout the world and the six month revenue from our Pneu-Logic division.

With the continued acceptance by owners to microchip their pets, increased activity by the biological science community and government agencies for the tracking of non-domestic species and increased frequency by various municipal animal control agencies to set policy and by-laws for the permanent tagging of pets in their respective communities, we believe that the market will incrementally increase for several years. The actions by government and industry officials to implement identification and trace back systems in the livestock industry to minimize or eliminate the spread of diseases and ensure food safety will continue to elevate our market presence and translate into higher revenues for future reporting periods as well.

Cost of Revenues

Cost of revenues of $525,127 for the year ended December 31, 2007 increased by $148,371 or 39.38% over the previous year. The increase in cost of revenues is attributed to a higher volume of products sold during the current year ended December 31, 2007. It is noted that revenues increased by 26.57% and cost of sales increased by 39.38%.

Research and Development

Research and development expenses of $265,787 for the year ended December 31, 2007 increased by $25,412 or 10.57% over last year’s comparable period. This increase is due to the fact that the engineering development of the new reader line is continuing and the Pneu-Logic product development is ongoing.

Selling, General and Administrative

For the year ended December 31, 2007, selling, general and administrative expenses of $2,316,173 were lower by 3.67% over last year due to prudent control over the expenses. This, however, includes new costs related to the newly acquired subsidiary, Pneu-Logic since July 1, 2007, increased salary costs with the addition of a new vice president and COO as well as a new investor relations contract and lobbying efforts of $54,475. Travel costs increased to $104,593; professional fees related to legal and audit services increased to $223,466, director’s costs fees increased by $1,847; Employee non-cash compensation costs decreased by $117,662.

Our consultants include Seymour Kazimirski, Hubert Meier, both of whom also serve as directors, Gottfried Auer, Saran Yimsrijalernkit, and Keith Taite. Messrs. Auer and Yimsrijalernkit of Advanced ID Asia Engineering AFG Co., Ltd. are professional engineers who have led the design, development, testing and implementation of our RFID livestock tags and readers. Mr. Taite is a professional engineer specializing in software development for Honeywell Inc., a diversified technology and manufacturing leader of aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics and advanced materials. Mr. Taite has led the development of our software system to manage data from our RFID readers to computers.

Minority Share of Net Income

On July 1, 2007, Advanced ID divested its 60% interest in AFG Asia Engineering Co. Ltd.

Interest Income

During the year ended December 31, 2007, interest income of $1,734 was higher by $10,049 or 120.85% over last year. Of the total of $1,734 in interest income during 2007, $773 is attributed to interest paid for a Note Payable owed to one of our directors.

As at December 31, 2007, we had only one remaining note payable outstanding which accrues interest at 10% per annum, payable monthly. Liquidity and Capital Resources

As at March 31, 2008, we had cash and cash equivalents of $103,615.

During the three months ended March 31, 2008, net cash used in operating activities of $307,364 was higher by $119,372 or 63.5% as compared to the quarter ended March 31, 2007. The increase in cash used by operating activities during 2008 resulted primarily from the increased net loss and the buildup of accounts receivable, offset in part by the increases in non-cash compensation and accounts payable.

During the three months ended March 31, 2008, net cash used by investing activities of $13,989 compared to $3,567, an increase of $10,422 from the three months ended March 31, 2007. Cash used by investing activities resulted primarily from our purchase of office furniture and equipment, computer hardware, and software. We have no commitments for future purchases of capital assets.

During the three months ended March 31, 2008, net cash provided by financing activities of $372,158 was higher by $322,346 or 647.13% as compared to the three months ended March 31, 2007. The higher cash generated is a result of higher proceeds from sales of stock offset by the principal payments on the balance due to the Pneu-Logic seller.

Our internal and external sources of liquidity have included cash generated from the exercise of options and warrants, proceeds raised from subscription agreements and private placements, and advances from related parties. We are currently not aware of any trends that are reasonably likely to have a material impact on our liquidity. We are attempting to increase the sales to raise much needed cash for the remainder of the year, which will be supplemented by our efforts to raise cash through the issuance of equities securities. It is our intent to secure a market share in the livestock and inanimate identification industry which we feel will require additional capital over the long term to undertake sales and marketing initiatives, further our research and development, and to manage timing differences in cash flows from the time product is manufactured to the time it is sold and cash is collected from the sale. Our capital strategy is to increase our cash balance through financing transactions, including the issuance of debt and/or equity securities.

Additionally, we will require additional cash resources of $180,000 to fund the remainder and unpaid part of our acquisition of Pneu-Logic which we expect to fund through the issuance of stock and from funding through the sale of stock.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our bylaws provide that the number of directors who shall constitute the whole board shall be such number as the board of directors shall at the time have designated. We confirm that the number of authorized directors has been set at five pursuant to our bylaws. Each director shall be selected for a term of one year and until his successor is elected and qualified. Vacancies are filled by a majority vote of the remaining directors then in office with the successor elected for the unexpired term and until the successor is elected and qualified.The directors, officers and significant employees are as follows:

NAME AND ADDRESS	AGE	POSITIONS HELD	SINCE
Dan Finch	65	President & CEO, Director	September 2005
Sudeep Bhargava	52	COO/V.P. of Operations	January 2007
Interim CFO			August 2007

Seymour Kazimirski,
Honolulu, Hawaii	61	Director/Chairman	October 2002
Hubert Meier, Kowloon,
Hong Kong	61	Director	February 2003

Terry Fields,	65	Director	July 2005
Honolulu, Hawaii

Business Experience

Dan Finch - President and CEO, has 20 years of executive level management experience in wireless HSIA and VoIP phone technology, highspeed internet infrastructure and financial services for small pre IPO high tech companies. Dan Finch led a division of DSC that designed and manufactured all the cell switches for Motorola, under the Motorola brand. While serving at C-COR/COMLUX he was responsible for the turnaround of this subsidiary, and realized three-fold growth. Dan Finch’s educational background includes an MBA, Finance and Economics from University of Chicago, a BS in Physics from the Indiana Institute of Technology and certification in Technical Management from the University of California, Berkeley.

Sudeep Bhargava – Chief Operating Officer, Interim Chief Financial Officer, Vice President of Operations, has over 27 years of management experience in hospitality industry and in non-profit sector, and lately in the pet industry at the Calgary Humane Society as the General Manager of Finance & Operations for over eight years. Sudeep Bhargava has a Bachelor of Commerce degree from Agra University, Agra, India in 1977. Later in 1994, he earned the accounting designation of Certified Management Accountant (CMA) in Regina, Saskatchewan, Canada. Currently, Sudeep Bhargava is a member of CMA Alberta, a professional association for management accountants. He has for many years contributed numerous hours of his time to many volunteer organizations in Regina and Calgary and continues to do so in Calgary.

Seymour Kazimirski – Director/Chairman. In 1995, Mr. Kazimirski established Hawaii Pet Care Alliance which is involved in radio frequency identification for companion animals, and where he continues to serve as president. From 1995 to 1998, Mr. Kazimirski consulted to AVID Inc., a manufacturer of radio frequency identification microchips and readers. In 1993, Mr. Kazimirski established Global Consulting which houses his consulting operations that specializes in finance, administration and marketing. In 1980, Mr. Kazimirski established Florexotica International Inc., an import/export business acquiring products from Asia and Europe, and resold to U.S. military and major retail stores.

Hubert Meier – Director. Mr. Meier is a graduate of electronic engineering at Oskar von Miller Polytech in Munich. Mr. Meier has been operating his own consultancy firm specializing in radio frequency identification technology since May 2002. Prior to this Mr. Meier was with Hana Technologies Ltd. in Hong Kong, a technology company specializing in the development and manufacturing of integrated circuits, light emitting diodes, smart cards, RFID technology, and other electronic components and devices, from 1997 to 2002 where he served as CEO, Managing Director and Board member. From 1993 to 1997, Mr. Meier served as the Vice President Sales, Managing Director and Board member of Temic Hong Kong, a German based company supplying electronics for applications in power train, safety and body electronics. From 1978 to 1993, Mr. Meier was with Eurosil, a German company involved in developing and manufacturing integrated circuits, where he served as Sales Director, Managing Director and Board member.

Terry Fields – Director. Mr. Fields practiced law in California for over thirty-three years, initially in litigation, but ultimately concentrating in corporate and business law. Mr. Fields has been a director of twelve public corporations over the last twenty years and President of six of those, equally distributed between the U.S. and Canada. Mr. Fields has extensive business experience, especially with public corporations and their securities, as well as mergers and acquisitions. Mr. Fields has strong ties with the financial communities, both domestic and international, having lived in Europe for five years. At present, Mr. Fields is President and Director of Sunburst Acquisitions IV, Bishop Resources Inc. and Visual Statement Inc., a private Canadian corporation.

The above named directors will serve in their capacity as director until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected for one-year terms.

Code of Ethics Policy

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee for this purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships

There are no family relationships between our officers and directors. Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

- Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,
- Any conviction in a criminal proceeding or being subject to any pending criminal proceeding (excluding traffic violations and other minor offenses);
- Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities,; or
- Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation

We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

On September 15, 2005, Advanced ID entered into an employment agreement with Dan Finch, as Advanced ID’ s CEO and president for an annual salary of $94,200. In addition to his salary, Mr. Finch received a one-time payment of $5,000 for moving expenses and received 1,000,000 options that vested in 2007.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)	Options Awards ($)(f)	Non-Equity Incentive Plan Plan Compen- sation ($)(g)	Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compen- sation ($)(i)	Total ($)(j)
Dan Finch	2007	103,620	-	-	-	-	-	-	103,620
Chief Executive	2006	103,620	-	-	-	-	-	-	103,620
Officer	2005	94,200	-	-	-	-	-	-	94,200

Sudeep	2007	85,000	-	-	-	-	-	-	85,000
Operations	2006	n/a	-	-	-	-	-	-	-
Director	2005	n/a	-	-	-	-	-	-	-

We do not have any standard arrangements by which directors are compensated for any services provided as a director. On April 26, 2006,we issued 1,000,000 options to five directors and 10,000 restricted common shares to each director in lieu of a cash payment. Also on July 21, 2005 we issued 1,000,000 options to five directors, 20,000 common shares were issued to one director and 10,000 common shares were issued to six other directors. On April 22, 2004, we issued a total of 1,150,000 options to five directors. Also, on April 22, 2004, we issued 10,000 restricted common shares to each director in lieu of a cash payment. No cash has been paid to the directors in their capacity as such.

We do not have any standard arrangements by which directors are compensated for any services provided as a director. No cash has been paid to the directors in their capacity as such.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as  of  May 31, 2008 , the number and percentage of outstanding shares of Advanced ID common stock owned by (i) each person known to us to beneficially own more than 5% of its outstanding common stock, (ii) each director, (iii) each named executive officer and significant employee, and (iv) all officers and  directors as a group.

(i) Persons Beneficially Owning More Than 5% of Outstanding Common Stock

Title of Class	Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Class Owned

Class A Common	Heritage Ventures, Ltd.	9,403,540	14.95%

Heritage Ventures Ltd. is a widely held public company that was delisted from trading on the Alberta Stock Exchange, predecessor to the TSX Venture Exchange, effective May 7, 1999. The largest shareholder that we are aware of controls approximately 5.3% of the outstanding shares in Heritage Ventures.

(ii) Directors of Advanced ID Corporation

Title of Class	Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Class Owned(1)
Class A Common	Dan Finch	442,520	0.70%
Class A Common	Seymour Kazimirski	4,179,029	6.64%
Class A Common	Hubert Meier	990,433	1.57%
Class A Common	Terry Fields	553,780	0.88%

(iii) Officers and Significant Employees of Advanced ID Corporation
Title of Class	Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Class Owned(1)
Class A Common	Dan Finch	442,520	0.70%
Class A Common	Sudeep Bhargava	224,348	0.36%

(iv) Directors and Officers of Advanced ID Corporation as a Group
Title of Class	Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Class Owned(1)
Class A Common	Directors/Officers	6,390,110	10.16%

(1) Based upon 62,913,152 issued and outstanding as of May 31, 2008.

Warrants

The following table sets forth, as of May 31 , 2008, the number and percentage of outstanding warrants of Advanced ID owned by (i) each person known to us to beneficially own more than 5% of its outstanding warrants, (ii) each director, (iii) each named executive officer and significant employee, and (iv) all officers and directors as a group.

(i) Persons Beneficially Owning More Than 5% of Outstanding Warrants

Name of Beneficial Owner	Number of Warrants	Percentage of Beneficially Owned

(ii) Directors of Advanced ID

Name of Beneficial Owner	Number of Warrants	Percentage of Beneficially Owned
Seymour Kazimirski	550,000	5.20%
Hubert Meier	600,000	5.68%
Terry Fields	400,000	3.79%
Dan Finch	200,000	1.89%

(iii) Officers and Significant Employees of Advanced ID

Name of Beneficial Owner	Number of Warrants	Percentage of Beneficially Owned
Dan Finch	200,000	1.3%
Sudeep Bhargava	0	0%

(iv) Directors and Officers of Advanced ID as a Group

Name of Beneficial Owner	Number of Warrants	Percentage of Beneficially Owned
Directors/Officers	1,750,000	11.9%

Based upon 10,554,417 outstanding warrants as of  May 31 , 2008.

Securities Authorized For Issuance under Equity Compensation Plans

Plan Category	Number of Securities	Weighted Average Exercise	Number of Securities
	Issued Upon Exercise of	Price of Outstanding Options	Remaining Available
	Outstanding Options,	Warrants and Rights	For Future Issuance
Warrants and Rights

	(a)	(b)	(c)
Equity Compensation Plans
Approved by Security Holders	n/a	n/a	n/a
Equity Compensation Plans
Not Approved by Security
Holders	16,134,417	$0.31	n/a
Total	16,134,417	$0.31	n/a

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Heritage Ventures Ltd.

Heritage is a venture capital company specializing in assisting software and technology companies. Upon entering into a reverse merger transaction between AVID Canada Corporation and USA Sunrise Beverages, Inc., Heritage sold its ownership in AVID Canada Corporation in return for 28,000,000 common shares in USA Sunrise Beverages, Inc. whose name was changed to Advanced ID Corporation effective November 15, 2002. Of the 28,000,000 shares received by Heritage, a portion of these shares was paid to certain creditors of AVID in exchange for approximately $703,581 in debt.

Director Independence

Advanced ID's board of directors consists of Dan Finch, Seymour Kazimirski, Hubert Meier and Terry Fields. Dan Finch and Seymour Kazimirski are not independent as such term is defined by a national securities exchange or an inter-dealer quotation system.

During the year ended December 31, 2007, there were no transactions with related persons other than as described below.

Seymour Kazimirski

In addition to being a director of Advanced ID, Mr. Kazimirski also provides consulting services to Advanced ID for the purpose of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term which began January 3, 2003. A total of $126,283 and $105,315 in consulting fees were paid or accrued to Kazimirski in fiscal 2007 and 2006, respectively.

Hubert Meier

In addition to being a director of Advanced ID, Mr. Meier also provides consulting services to Advanced ID for the purpose of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of our DataTRACTM RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers, sourcing antennae design suppliers, and overall product development. Mr. Meier receives $175 per hour for his services. A total of $20,200 and $31,712 in consulting fees were paid or accrued to Meier in fiscal 2007 and 2006, respectively.

Terry Fields

Mr. Fields is a director of Advanced ID. Mr. Fields also provides consulting services to Advanced ID in the area of investor relations and public relations. Mr. Fields receives $175 per hour for his services. A total of $41,815 and $21,000 in consulting fees were paid to Mr. Fields or accrued in fiscal 2007 and 2006, respectively.

Board of Directors’ Stock Option Exercise Price

On August 3, 2007, the Board of Directors of Advanced ID unanimously voted to increase the stock option exercise price to $0.50 per share on 800,000 options granted to directors. Previously, these options were exercisable at $0.40 per share.

DESCRIPTION OF CAPITAL STOCK

The following statements constitute brief summaries of Advanced ID's certificate of incorporation and bylaws, as amended.

Common Shares. Advanced ID's articles of incorporation authorize it to issue up to 100,000,000 common shares and 500,000 preferred shares, $0.01 par value per common and preferred share.

Liquidation Rights. Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of Advanced ID legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights. There are no limitations or restrictions upon the rights of the board of directors to declare dividends out of any funds legally available therefore. Advanced ID has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of Advanced ID. Accordingly, future dividends, if any, will depend upon, among other considerations, Advanced ID's need for working capital and its financial conditions at the time.

Voting Rights. Holders of common shares of Advanced ID are entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights. Common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares. Common Shares do not have cumulative voting features. Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Transfer Agent. Signature Stock Transfer, Inc. of 2301 Ohio Drive, Suite 100, Plano, Texas, 75093 acts as Advanced ID's transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the date of this prospectus, there are 62,913,152 shares of our common stock outstanding of which 37, 355, 668 common shares may be freely traded without restriction.

Upon the effectiveness of this registration statement and subsequent exercise of the warrants, up to an additional 16,591,251 common shares may be issued and will be eligible for immediate resale in the public market. The remaining common shares will be restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Advanced ID is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

- one percent of the number of then outstanding shares of common stock, or

- the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Advanced ID under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS Market Information

Our common stock is traded over the counter and is quoted by the Over The Counter Bulletin Board (OTCBB) under the trading symbol AIDO. Our common stock began trading on the OTCBB effective October 17, 2002 upon conclusion of our reverse merger with USA Sunrise Beverages, Inc. The market prices noted below were obtained from the OTCBB and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Fiscal 2008		Fiscal 2007		Fiscal 2006
	High	Low	High	Low	High	Low
First Quarter	$0.25	$0.13.	$0.46	$0.22	$0.43	$0.12
Second Quarter	$-	$-	$0.49	$0.23	$1.40	$0.28
Third Quarter	$-	$-	$0.36	$0.22	$0.38	$0.21
Fourth Quarter	$-	$-	$0.28	$0.15	$0.32	$0.21

Holders

As of June 4, 2008, the approximate number of shareholders of common stock of Advanced ID was 1,819.

Dividends.

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors as the board of directors deems relevant.

EXPERTS

The financial statements of Advanced ID appearing in this registration statement have been audited by LBB & Associates Ltd., LLP, independent  registered public accounting firm  and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings the outcome of which, in the opinion of our management, would have a material adverse effect on our business, financial condition, or results of operation.

LEGAL MATTERS

The validity of the common shares being offered hereby will be passed upon by Epstein Becker & Green, P.C., Chicago, Illinois.

WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Advanced ID Corporation
4500 – 5 Street NE
Calgary, Alberta Canada T2E 7C3 Telephone: (403) 264-6300

Attention: Daniel Finch, Chief Executive Officer

Our fiscal year ends on December 31st. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800- SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

FINANCIAL STATEMENTS

The following financial statements required by Item 310 of Regulation S-B are furnished below:

ADVANCED ID CORPORATION
 CONSOLIDATED BALANCE SHEETS

	March 31, 2008 (Unaudited)	December 31, 2007

ASSETS
CURRENT ASSETS:
Cash	$103,615	$61,557
Trade accounts receivable,net	277,164	113,943
Inventory	68,856	95,914
Prepaid expenses	5,703	2,018
Total current assets	455,338	273,432
Property and equipment, net	37,289	49,986
Goodwill	122,468	122,468
Customer list, net	56,193	62,500
Total other assets	215,950	234,954
Total assets	$671,288	$508,386
LIABILITIES AND STOCKHOLDERS'DEFICIT
CURRENT LIABILITIES:
Accounts payable	$403,342	$300,636
Accounts payable - related parties	67,982	66,912
Accrued liabilities	35,870	57,343
Short term loans	86,733	59,806
Deposit on shares to be issued	242,500	192,500
Pneu-Logic asset purchase payable	180,000	240,000
Total current liabilities	1,016,427	917,197
Total liabilities	1,016,427	917,197
COMMITMENTS
STOCKHOLDERS' DEFICIT: Series A preferred stock, $0.01 par; 500,000 shares authorized; none issued
Common stock, $0.01 par; 100,000,000 shares
authorized; 60,511,474 and 57,318,308 shares
issued and outstanding as of March 31, 2008
and December 31, 2007, respectively	605,115	573,184
Additional paid-in capital	8,677,151	8,180,170
Subscription receivable	(2,000)	(2,000)
Accumulated deficit	(9,619,987)	(9,161,789)
Accumulated other comprehensive income (loss)	(5,418)	1,624
Total stockholders' deficit	(345,139)	(408,811)
Total liabilities and stockholders' deficit	$671,288	$508,386

The accompanying notes are an integral part of these consolidated financial statements.

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
Three Months Ended March 31, 2008
(UNAUDITED)

	Three Months Ended March 31,
	2008	2007
Revenues	$424,955	$190,380
Cost of revenue	277,987	123,485
Gross profit	146,968	66,895
Research and development expense	12,930	48,772
General and administrative expense	591,363	299,605
Operating loss	(457,325)	(281,482)
Interest income (expense)	(873)	92
Loss from continuing operations	(458,198)	(281,390)
Income from discontinued operations	-	13,749
Net loss	(458,198)	(267,641)
Other comprehensive loss
Foreign currency translation	7,042	11,211
Comprehensive loss	$(451,156)	$(256,430)
Net income (loss) per share:
Continuing operations	$(0.01)	$(0.01)
Discontinued operations	$0.00	$0.00
Weighted average shares
Outstanding
Basic and diluted	58,476,269	52, 635,592

The accompanying notes are an integral part of these consolidated financial statements

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
 Three Months Ended March 31, 2008 and 2007 (Unaudited)

	2008	2007
CASH FLOWS USED IN OPERATING ACTIVITIES:

Net loss	$(458,198)	$(267,641)
Adjustments to reconcile net loss to
cash used in operating activities:
Depreciation	32,646	23,349
Share-based payment for services	175,732
Minority intrest		9,166
Change in assets and liabilities
Accounts receivable	(163,221)	(50,972)
Inventory	27,058	(16,613)
Prepaid expenses	(3,684)	19,076
Accounts payable	102,706	30,635
Accounts payable - related parties	1,070	58,991
Accrued expenses	(21,473)	6,017
CASH FLOWS USED IN OPERATING ACTIVITIES	(307,364)	(187,992)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(13,989)	(3,567)
CASH FLOWS USED IN INVESTING ACTIVITIES	(13,989)	(3,567)
CASH FLOWS FROM FINANCING ACTIVITIES:
Loans payable - related party	28,978	(188)
Deposits on shares to be issued	50,000	-
Payments on Pneu-Logic asset purchase payable	(60,000)	-
Proceeds from sale of stock	353,180	50,000
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	372,158	49,812
EFFECT OF EXCHANGE RATE CHANGES	(8,747)	6,087
NET INCREASE (DECREASE) IN CASH	42,058	(135,660)
Cash, beginning of period	61,557	266,787
Cash, end of period	$103,615	$131,127
CASH PAID FOR:
Interest	$873	$-
Taxes	$-	$-
NON CASH INVESTING AND FINANCING
TRANSACTIONS:
Common stock issued for debt	$-	$74,218

The accompanying notes are an integral part of these consolidated financial statements

ADVANCED ID CORPORATION
NOTES TO CONSOIDATED FINANCIAL STATEMENTS
 (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Advanced ID Corporation ("Advanced ID") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.The results of operations for our interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the fiscal year 2007, as reported in the Form 10-KSB filed on April 15, 2008,have been omitted.

Certain 2007 amounts have been reclassified to conform to 2008 presentation.

NOTE 2 - FINANCIAL CONDITION AND GOING CONCERN

Advanced ID has incurred net losses for the quarter ended March 31, 2008 and the year ended December 31, 2007 of $458,198 and $2,721,983, respectively. Because of these and previous losses, Advanced ID will require additional working capital to develop its business operations.

Advanced ID intends to raise additional working capital through private placements, public offerings and/or bank financing. There are no assurances that Advanced ID will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support Advanced ID's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, Advanced ID will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Advanced ID.

These conditions raise substantial doubt about Advanced ID's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should Advanced ID be unable to continue as a going concern.

NOTE 3 - COMMON STOCK

During the three months ended March 31, 2008, Advanced ID issued a total of 3,193,166 shares of common stock for total cash consideration of $353,180.

During the three months ended March 31, 2008, in connection with the shares issued for cash discussed above, 2,863,166 warrants were issued of which 1,500,000 issued to be exercised at $0.20, 250,000 to be exercised at $0.25 and 1,113,116 to be exercised at $0.30. These warrants have an expiry date of February 28, 2010.

According to Advanced ID's compensation plan during the three months ended March 31, 2008, 953,345 shares valued at $175,732 were earned by directors, officers and employees.

NOTE 4 - RELATED PARTY TRANSACTIONS

In addition to being a director of Advanced ID, Mr. Kazimirski provides consulting services to Advanced ID for the purposes of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the Company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the Company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term which began January 3, 2003. During the quarters ended March 31, 2008 and March 31, 2007, consulting and director fees totaled $44,610 and $34,905 for his services respectively. Shares were issued subsequent to period end for the full amount.

In addition to being a director of Advanced ID, Mr. Meier provides consulting services to Advanced ID for the purposes of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of our DataTRAC(tm) RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers, sourcing antennae design suppliers, and overall product development. His contract began on May 21, 2002 and expired on May 21, 2005. The contract was not renewed however Mr. Meier continues to provide services based on his hourly rate. During the periods ending March 31, 2008 and March 31, 2007 consulting fees and director fees totaled $8,875 and $9,400 for his services, respectively. Shares were issued subsequent to period end for the full amount.

In addition to being a director of Advanced ID, Mr. Fields provides consulting services to Advanced ID for the purposes of assisting with investor relations and stock development. Specifically, Mr. Fields has been responsible for development of investor relations programs and company funding activities such as private placements. His contract began on May 21, 2002 and expired on May 21, 2005. The contract was not renewed. However Mr. Fields continues to provide services based on his hourly rate. During the period ending March 31, 2008 and March 31, 2007 consulting and director fees totaled $15,875 and $4,500 for his services, respectively. Shares were issued subsequent to period end for the full amount.

During the period ended March 31, 2008, Mr. Sudeep Bhargava, Vice President Operations and Interim CFO, a bonus payable in shares of $21,400. Shares were issued subsequent to period end for the full amount.

In addition to being President & CEO, Mr. Dan Finch also performs a role of director of Advanced ID., Mr. Finch is compensated for his services as a director. During the periods ending March 31, 2008 and March 31, 2007 a total of $52,000 and $4,500 respectively was paid for bonuses and director fees. Shares were issued subsequent to period end for the full amount.

RBC Electronics Limited ("RBC") is a company controlled by the father of a Pneu Logic employee. During the quarter ending March 31, 2008 $98,027 in inventory was purchased from RBC and rent of $18,366 was charged by RBC to Pneu Logic, of which $6,122 is still owed.

$60,000 was paid to the father of a Pneu Logic employee during the quarter ending March 31, 2008 for the contingent consideration due on the acquisition of Pneu Logic and the father of the employee loaned $28,978 back to the Pneu Logic for operating capital.

NOTE 5 - COMMITMENTS

The Company has agreed to pay each director $1,500 per month as part of their compensation. In addition, each director will be paid $175 per hour for their services rendered on behalf of the Company.

The concentrations of credit risk related to customers, accounts receivable, vendors, revenue lines and geographic locations as disclosed in the 2007 10KSB remain materially present.

NOTE 6 - SUBSEQUENT EVENTS

Subsequent to the end of the quarter a total of 1,836,679 shares were issued for services rendered during and subsequent to the period ending March 31, 2008, and for cash proceeds of $50,000 received in April 2008. 1,183,334 were restricted shares and 653,345 were issued pursuant to the Company's S-8.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Advanced ID Corporation
Calgary, Alberta, Canada

We have audited the accompanying consolidated balance sheet of Advanced ID Corporation (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced ID Corporation as of December 31, 2007 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2008 raise substantial doubt about its ability to continue as a going concern. The 2007 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP
Houston, Texas March 26, 2008

ADVANCED ID CORPORATION
CONSOLIDATED BALANCE SHEET DECEMBER 31, 2007

ASSETS
CURRENT ASSETS:

Cash	$61,557
Trade accounts receivable, net	113,943
Inventory	95,914
Prepaid expenses	2,018

Total current assets	273,432

Property and equipment, net	49,986
Goodwill	122,468
Customer list, net	62,500

Total other assets	234,954

Total assets	$508,386

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$300,636
Accounts payable – related parties	66,912
Loan payable – related party	59,806
Deposit on shares to be issued	192,500
Accrued liabilities	57,343
Contingent consideration on acquisition of Pneu-Logic	240,000

Total current liabilities	917,197

Total liabilities	917,197

STOCKHOLDERS’ DEFICIT:
Series A preferred stock, $0.01 par; 500,000 shares
authorized; none issued –
Common stock, $0.01 par; 100,000,000 shares
authorized; 57,318,308 shares outstanding	573,184

Additional paid-in capital	8,180,170
Subscription receivable	(2,000)
Accumulated deficit	(9,161,789)
Accumulated other comprehensive income	1,624
Total stockholders’ deficit	(408,811)

Total liabilities and stockholders’ deficit	$508,386

See accompanying summary of accounting policies and notes to consolidated financial statements.

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007and 2006

	2007	2006
Revenues	$1,010,003	$797,991
Cost of revenues	525,127	376,756
Gross profit	484,876	421,235
Research and development expense	265,787	240,375
General and administrative expense	2,316,173	2,404,762
Impairment of goodwill	486,888	-
Operating loss	(2,583,972)	(2,223,902)
Interest income (expense)	1,734	(8,315)
Loss from continuing operations	(2,582,238)	(2,232,217)
(Loss) income from discontinued operations	(139,745)	20,914
Net Loss	$(2,721,983)	$(2,211,303)
Warrant holder inducement dividend	(155,647)	-
Net loss applicable to common
Shareholders	$(2,877, 630)	$(2,211, 303)

Net loss per share:

Basic and diluted loss
Continuing operations	$(0.05)	$(0.05)
Discontinued operations	$(0.00)	$(0.00)

Basic and diluted weighted average
Shares outstanding	54,951,487	48,981,027

See accompanying summary of accounting policies and notes to consolidated financial statements.

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006
(CONTINUED ON NEXT PAGE)

			Additional
	Common Stock		Paid –in	Subscription
	Shares	Amounts	Capital	Received

BALANCE, December 31, 2005	45,370,343	$453,703	$3,667,163	$
Comprehensive loss: Net loss
Foreign currency
Total comprehensive loss
Stock issued for services	1,319,485	13,195	429,668	–
Stock issued for cash	3,513,594	35,136	563,864	(22,000)
Stock issued on acquisition purchase of
assets	500,000	5,000	145,000	–
Stock issued on conversion of debt	263,158	2,632	83,368	–
Exercise of options and warrants	1,253,334	12,533	257,467	–
Stock issued for services	-	-	854,275	-
BALANCE, December 31,2006	52,219,914	522,199	6,000,805	(22,000)
Comprehensive loss:
Net loss
Foreign currency Total comprehensive loss
Stock issued for services	1,151,372	11,514	271,926	–
Stock issued for cash	965,000	9,650	244,350	20,000
Stock issued on acquisition of
Pneu-Logic	1,000,000	10,000	308,810	-
Stock issued on settlement of debt	1,170,355	11,704	350,237	-
Exercise of options and warrants	811,667	8,117	235,383	-
Stock options issued for services	-	-	613,012	-
Warrant holder inducement dividend	-	-	155,647	-
BALANCE, December 31,2007	57,318,308	$573,184	$8,180,170	$(2,000)

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’EQUITY(DEFICIT)
FOR THE YEARS ENDED DECEMBER 31,2007 and 2006

Accumulated Other			Total
Comprehensive		Accumulated	Stockholders’
	Income (Loss)	Deficit	Equity

BALANCE, December 31,2005	$15,917	$(4,072,856)	$63,927
Comprehensive loss:
Net loss	-	(2,211,303)	(2,211,303)
Foreign currency	560	-	560
Total comprehensive loss			(2,210,743)
Stock issued for services	-	-	442,863
Stock issued for cash	-	-	577,000
Stock issued on acquisition purchase of assets	-	-	150,000
Stock issued on conversion of debt	-	-	86,000
Exercise of options and warrants	-	-	270,000
Stock issued for services	-	-	854,275
BALANCE, December 31,2006	16,477	(6,284,159)	233,322
Comprehensive loss:
Net loss	-	(2,721,983)	(2,721,983)
Foreign currency	(14,853)	-	(14,853)
Total comprehensive loss			(2,736,836)
Stock issued for services	-	-	283,440
Stock issued for cash	-	-	274,000
Stock issued on acquisition of Pneu-Logic	-	-	318,810
Stock issued on settlement of debt	-	-	361,941
Exercise of options and warrants	-	-	243,500
Stock options issued for services	-	-	613,012
Warrant holder inducement dividend	-	(155,647)	-
BALANCE, December 31, 2007	$1,624	$(9,161,789)	$(408,811)

See accompanying summary of accounting policies and notes to consolidated financial statements

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,2007 AND 2006
(Continued on Next Page)

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,721,983)	$(2,211,303)
Net income (loss) from discontinued
Operations	(139,745)	20,914
Net loss from continuing operations	(2,582,238)	(2,232,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	102,960	67,946
Stock issued for services	283,440	442,863
Stock options issued for services	613,012	854,275
Bad Debt Expense	41,097	-
Goodwill impairment	486,888	-
Change in assets and liabilities:
Accounts receivable	32,057	25,961
Inventory	(72,642)	15,638
Prepaid expenses	19,289	14,932
Accounts payable	166,259	(28,063)
Accounts payable – related parties	175,539	64,787
Accrued liabilities	(6,091)	41,921
Net cash used in operating activities	(740,430)	(731,957)
Net cash used in operating activities - discontinued operations	1,747	(4,845)
CASH FLOWS USED IN OPERATING ACTIVITIES	(738,683)	(736,802)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Pneu-Logic Ltd.	(100,000)	-
Purchase of property and equipment	(16,254)	(4,792)
Net cash used in investing activities	(116,254)	(4,792)
Net cash used in investing activities - discontinued operations	(16,193)	(11,383)
CASH FLOWS USED IN INVESTING ACTIVITIES	(132,447)	(16,175)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	274,000	577,000
Proceeds from the exercise of stock options and warrants	213,500	270,000
Proceeds from loan payable – related party	60,000	-
Proceeds from deposits on shares to be issued	192,500	-
Payments on Pneu-Logic Debt issued	(60,000)	-

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Payments on loans payable – related party	-	(16,160)
Net cash provided from financing activities	680,000	830,840
Net cash provided from financing activities
discontinued operations	(1,912)	(4,187)
CASH FLOWS FROM FINANCING ACTIVITIES	678,088	826,653
EFFECT OF EXCHANGE RATE CHANGES	(12,188)	(5,703)
NET INCREASE (DECREASE) IN CASH	(205,230)	67,973
CASH, beginning of year	266,787	198,814
CASH, end of year	$61,557	$266,787
CASH PAID FOR:
Interest	$-	$-
Taxes	$-	$-
NON CASH INVESTING AND FINANCING TRANSACTIONS:
Common stock issued for acquisition of
Pneu-Logic Ltd.	$318,810	$-
Common stock issued for debt	$361,941	$86,000
Common stock issued for assets	-	$150,000
Debt Issued for acquisition of Pneu-Logic	$300,000	$-
Common stock issued for subscription
Receivable	$-	$22,000
Subscription receivable issued for exercise of warrants	$30,000	$-
Warrant holder inducement dividend	$155,647	$-

See accompanying summary of accounting policies and notes to consolidated financial statements

ADVANCED ID CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Advanced ID Corporation (“Advanced ID” or the “Company”) was originally incorporated in South Dakota on August 13, 1990. Advanced ID is in the business of marketing Radio Frequency Identification (“RFID”) products for the purpose of identification and trace back of animals in the companion animal, biological sciences and agricultural sectors. Advanced ID is the Canadian re-seller of products manufactured by Avid Marketing Inc. In 2004, Advanced ID began commercializing its proprietary ultra high frequency DataTRACTM tags, readers, and trace back management solutions to minimize or eliminate the spread of disease, and the resulting impact of biosecurity and food safety issues related to the livestock industry. During 2005, the Company commenced selling Ultra High Frequency identification tags to a tire company. The sales of RFID tire tags to Goodyear helped the Company focus on supply chain RFID as an additional line of business. By the end of 2006, the Company had initial sales of tire tags, tire patches and UHF RFID readers associated with the tire management industry to ten companies in six countries. Additionally, the Company is enjoying a higher level of interest and sales in the general supply chain business in Asia. Lastly, the Company’s universal RFID reader product line will be released early next year.

During the past several years Advanced ID has been involved in research & development of RFID readers and RFID tags for various market segments and will continue to do so during 2008.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the following significant accounting policies:

Basis of Consolidation

The consolidated financial statements include the accounts of Advanced ID Corporation, its wholly-owned subsidiaries Avid Canada Corporation (“AVID Canada”), Universal Pet Care, Inc. (“UPC”) and Pneu-Logic Ltd. (“PL”) . All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from these estimates.

Concentration of Risk

The Company places its cash and temporary cash investments with established financial institutions. At various times during the year, the Company maintained cash balances in excess of insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks. No losses have been incurred by the Company related to this risk.

Foreign Currency Translation

Since Advanced ID is located in Canada, the Canadian dollar has been designated as the functional currency. With the acquisition of PneuLogic the currency of trade can be Euros, British sterling pounds and US Dollars, however the British sterling pounds has been designated as the functional currency. The reporting currency is the United States dollar. All balance sheet accounts have been translated at the current exchange rate as of December 31, 2007. Statement of operations items have been translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of comprehensive loss within stockholders’ equity (deficit).

Accumulated Other Comprehensive Loss

Total accumulated other comprehensive loss consists of net loss and other changes in stockholders’ equity (deficit) from transactions and other events from currency translation gains and losses. The components of and changes in accumulated other comprehensive income as it relates to the currency translation gains (losses) are ($14,853) and $560 for the years ending December 31, 2007 and 2006, respectively.

Revenue Recognition

Advanced ID recognizes revenue when persuasive evidence of an arrangement exists, shipment has occurred, the sales price is fixed or determinable and collectibility is probable.

Product sales are recognized by Advanced ID generally at the time product is shipped. At the time revenue is recognized, Advanced ID provides for the estimated cost of product warranties and reduces revenue for estimated product returns.

When other significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled. Shipping and handling costs are included in cost of goods sold.

Research and Development Costs

Research and development costs are expensed as incurred. Cash and Cash Equivalents For the purposes of presenting cash flows, Advanced ID considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The Company provides an allowance against accounts receivables for estimated losses that may result from our customers’ inability to pay. The allowance is determined by analyzing known uncollectible accounts, aged receivables, economic conditions, historical losses and changes in customer’s cycles and customer’s credit-worthiness. Amounts later determined and specifically identified to be uncollectible are charged and written off against this allowance. To minimize the likelihood of uncollectibility, the Company reviews our customer’s credit worthiness periodically based on independent credit reporting services, the Company’s experience with the customer and the economic condition of the customer’s industry. Material differences may result in the amount and timing of expense for any period if the Company were to make different judgments or utilize different estimates. If the financial condition of our customers deteriorates resulting in an impairment of their ability to make payments, additional allowances may be required. The Company has not experienced significant variances in the past between our estimated and actual doubtful accounts and anticipate that we will be able to continue to make reasonable estimates in the future. The company has recorded an allowance of $16,852 as of December 31, 2007.

Inventory

Inventory consists of finished goods held for resale and is recorded at the lower of cost or net realizable value. Cost is determined on a first in-first out basis.

Long-lived Assets

Fixed assets are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the two to five year estimated useful lives of the assets.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. No impairment losses have been recorded since inception. Expenditures for repairs and maintenance are expensed as incurred. Expenditures for major renewals or betterments that extend the useful lives of existing property and equipment are capitalized and depreciated. Upon retirement or dispositions of property and equipment, any resulting gain or loss is recognized consolidated statement of operations.

Goodwill

The Company accounts for goodwill in accordance with SFAS No. 141, “Business Combinations,” and SFAS No, 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill is deemed to have an indefinite life are not amortized but is subject to an annual impairment test.

The Company recognized an impairment loss of $486,888 in 2007 based on management’s valuation.

Intangible Assets

Intangible assets consist of a customer list purchased on the acquisition of Pneu-Logic Ltd. This list is being amortized straight-line over three years. Accumulated amortization as at December 31, 2007 was $12,358.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, receivables, payables and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Loss per Common Share

Advanced ID is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For 2007 and 2006, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share. Total shares outstanding, assuming the exercise of outstanding options and warrants for the years ended December 31, 2007 and 2006, were 69,257,891 and 61,493,664, respectively.

Stock Options

The Company uses the fair value accounting method as provided under SFAS No. 123(R). The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.The following weighted average assumptions were used in the calculation of the 2007 (2006) compensation expense: dividend yield 0% (2006 - 0%), expected volatility of 97.9% (2006 – 157.5%), risk-free interest rate of 6.3% (2006 – 5.8%), and expected lives of 5 years (2006 – 5 years).

Segment Reporting

The Company operates in one industry segment — radio frequency identification microchip readers and tags. The Company operates in one geographic area, being the United States of America.

FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for products or components below the consolidated unit level. Accordingly, the Company reports as a single operating segment.

Reclassifications

Certain 2006 amounts have been reclassified to conform to 2007 presentation.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact SFAS No. 157 will have on the Company’s financial position, results of operations, and cash flows.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB statement No. 115.” This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or availablefor-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007. The Company is currently analyzing the effects of SFAS 159 but does not expect its implementation will have a significant impact on the Company’s financial condition or results of operations.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all positions upon the adoption of the Interpretation. The cumulative effect of this applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the impact of FIN 48 on the financial statements but does not believe that its adoption will have a material effect on the Company’s financial position, results of operations, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for interim periods of the first fiscal year ending after November 15, 2006 and was adopted by the Company in the first quarter of 2007. The adoption of this interpretation did not have an impact on its financial position or results of operations.

NOTE 3 - FINANCIAL CONDITION AND GOING CONCERN

Advanced ID has incurred net losses for the years ended December 31, 2007 and 2006 of $2,721,983 and $2,211,303, respectively. Because of these losses, Advanced ID will require additional working capital to develop its business operations.

Advanced ID intends to raise additional working capital through private placements, public offerings and/or bank financing. There are no assurances that Advanced ID will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support Advanced ID’ s working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, Advanced ID will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Advanced ID.

These conditions raise substantial doubt about Advanced ID’ s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should Advanced ID be unable to continue as a going concern.

NOTE 4 – ACQUISITION OF PNEU-LOGIC LTD.

The following table summarizes significant acquisitions completed during the year ended December 31, 2007:

	Purchase Price	Goodwill	Amortizable Intangibles

Pneu-Logic Ltd.	$718,810	$608,956	$75,400

PURCHASE PRICE

On July 1, 2007, Advanced ID Corporation (the “Company”) acquired substantially all of the assets of Pneu-Logic Ltd. (“PL”). PL is engaged in the business of fleet tire management. At the time of the transaction, there were no material relationships between the seller and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such officer or director. The aggregate purchase of $718,810 included $400,000 cash and 1,000,000 restricted shares of Advanced ID Corporation valued at $318,810. The cash component consists of $100,000 paid on the date of closing and contingent consideration of ten $30,000 monthly installments commencing October 1, 2007 based on meeting certain revenue targets. The value of 1,000,000 common shares issued was determined based on the closing price on the Effective Date.

The purchase price allocation is as follows (in thousands):

Current assets, net	$116,022
Property and equipment	5,654
Goodwill	608,956
Customer list	75,400
Bank overdraft	(87,222)

Total adjusted purchase price	$718,810

The amount allocated to identifiable intangible assets was determined by the company's management. Other intangibles assets are being amortized over their useful life in accordance with the guidance contained in the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard No. 142 ("SFAS 142") "Goodwill and Other Intangible Assets".

Goodwill	$608,956
Customer list	75,400

Total identifiable intangible assets	$684,356

The results of operations for PL have been included in the Company’s consolidated statements of operations since the completion of the acquisitions during the year ended December 31, 2007. The following unaudited pro forma financial information presents the combined results of the Company and the 2007 acquisitions as if the acquisitions had occurred at the beginning of 2006:

	Unaudited pro forma
	Year Ended December 31,	Year Ended December 31,
	2006	2007

Net Revenue	$1,090,496	$1,243,328
Net income (loss)	$(2,173,729)	$(2,555,005)
Net income (loss) applicable to
common shareholder	$(2,173,729)	$(2,850,397)
Net income (loss) per share-basic	$(0.05)	$(0.05)
Net income (loss) per share-diluted	$(0.05)	$(0.05)

The above unaudited pro forma financial information includes adjustments for depreciation and amortization of identifiable intangible assets .

NOTE 5 – DISCONTINUED OPERATIONS

Effective July 1, 2007, the Company disposed of its sixty percent owned subsidiary, Advanced ID Asia Engineering Co. Ltd., to focus its operations and reduce the cash requirements needed to continue this operation. The business identified as a divestiture has been classified as discontinued operations in the accompanying financial statements.

The following table summarizes the disposition:

Current assets	$157,606
Property and equipment	53,191
Goodwill	55,486
Current Liabilities	(67,067)
Non Controlling Interest	(47,022)
Net assets acquired	$152,194
Less: Consideration received	$-
Loss on disposition	152,194
Company’s share of 2007 Earnings	12,449
Net loss on disposition	$139,745

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated Lives 2007

Equipment and furniture	5 yrs	$28,856
Computer hardware	3 yrs	43,982
Computer software	2 yrs	180,951

Total assets		253,789
Less accumulated depreciation		(203, 803)
Net book value		$49,986

Depreciation expense for 2007 was $90,460 (2006 -$76,542).

NOTE 7 – INCOME TAXES

Advanced ID has had losses since inception and therefore has no income tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative Canadian net operating loss carry-forward is approximately $5,560,000 at December 31, 2007, and will expire in various years through 2016. Advanced ID recorded an increase in the valuation allowance of $700,000 and $340,000 for the years ended December 31, 2007 and 2006, respectively. The difference between the statutory rate and the effective rate for the years ended December 31, 2007 and 2006 relates to the change in valuation allowance.

Deferred income taxes consist of the following at December 31, 2007:

2007
Long-term:
Deferred tax assets	$2,000,000
Valuation allowance	(2,000,000)
$-

NOTE 8 – COMMON STOCK

During 2007, Advanced ID issued a total of 5,098,394 shares of common stock; 965,000 shares of common stock were issued for cash proceeds of $254,000 and collected $20,000 of a subscription receivable from the prior year, 811,667 shares of common stock were issued on the exercise of warrants for $213,500 of cash and a note receivable of $30,000, 1,170,355 shares of common stock were issued as settlement of debt valued at $361,941, 1,000,000 shares of common stock were issued on the acquisition of PL valued at $318,810, and 1,151,372 shares of common stock were issued for services rendered valued at $283,440. We also wrote off a note receivable that we had accepted in 2007 in exchange for the exercise of 100,000 common stock warrants valued at $30,000 to one investor due to his inability to pay. These shares are currently still outstanding.

During 2006, Advanced ID issued a total of 6,849,571 shares of common stock. Of these, 3,513,594 shares were issued for cash proceeds of $577,000 and a subscription receivable of $22,000; 1,319,485 were issued for services valued at $442,863 shares (including 997,983 shares issued to members of the Board of Directors valued at $363,024); 500,000 shares were issued for purchase of software valued at $150,000; 263,158 shares were issued to a former director for conversion of loans payable and accounts payable for a total of $86,000; 753,334 shares were issued on the exercise of warrants for proceeds of $213,500 and 500,000 shares were issued on the exercise of stock options for total proceeds of $56,500 (including 50,000 shares issued to a member of the Board of Directors for total proceeds of $11,500).

With the exception of the shares issued on the exercise of options and warrants and the shares issued in connection with a private placement to arm’s-length parties, the shares were valued based on the closing price on the date they were issued. The shares issued in connection with private placements with arm’s-length parties were valued based on negotiated prices.

NOTE 9 – STOCK OPTIONS AND WARRANTS

Options:

In May 2007, the Board approved the vesting of the President’s remaining 1,000,000 options that were originally granted as part of his initial employment contract. Compensation expense for the fair value of these options of $337,018 has been included as part of the general and administrative expenses recorded during 2007.

In May 2007, the Board approved an option plan to issue each board member 200,000 common shares at $0.40 per common share for a term of five years. Compensation expense for the fair value of these options of $245,328 has been included as part of the general and administrative expenses recorded during 2007.

In May 2007, the Board authorized options to purchase 100,000 common shares with a term of 5 years to an employee and a consultant. These common shares shall be registered under Form S-8 with the Securities and Exchange Commission. Compensation expense for the fair value of these options of $30,666 has been included as part of general and administrative expenses recorded during 2007.

On August 3, 2007, the Board of Directors of the Company unanimously voted to increase the stock option exercise price to $0.50 per share on 800,000 options granted to Directors. Previously, these options were exercisable at $0.40 per share. This change was filed with the SEC effective September 30, 2007.

During 2006, Advance ID’ s Board of Directors approved the issuance of options to acquire 1,600,000 shares of common stock at $0.50 per share to consultants and Board members. The Company recorded a non-cash accounting charge of $854,275 for these options, which approximated the fair value of such share based compensation as outlined in the provisions of SFAS 123R.

The following table summarizes stock option activity:

Outstanding, January 1, 2006	2,730,000
Granted	1,600,000
Exercised	(500,000)
Cancelled	(150,000)

Outstanding, December 31, 2006	3,680,000

Granted	1,900,000

Outstanding, December 31, 2007	5,580,000

Exercisable at December 31, 2007	5,580,000

Weighted-average grant-date fair value of options, granted during 2007 - $0.38 (2006 - $0.43).

Weighted-average remaining, years of contractual life 2007 - 5.03 (2006 - 6.38).

Warrants:

During 2007, the Company issued warrants to purchase 2,040,000 shares of common stock; 1,590,000 warrants expire one year from the date of issuance and are exercisable at $.40 per share and 450,000 warrants expire in three years from the date of issuance and are exercisable at $.32 - $.36 per share. These warrants were issued in connection with a private placement. The fair value of these warrants was allocated between the common stock and warrants purchased.

As an inducement to all warrant holders with $0.30 exercise price, the Company has offered to issue two new warrants for each warrant exercised. These new warrants expire one year from issuance and are exercisable at $0.40 per share. During May 2007,500,000warrants with an exercise price of $0.30 per share were exercised. As a result 1,000,000 additional warrants with an exercise price of $0.40 per share were issued. The Company has recorded a warrant holder inducement dividend of $155,647 related to the additional warrants issued.

As of December 31, 2007, the Company had 6,359,583 warrants outstanding of which 3,824,585 expire in 2008, 2,084,998 expire in 2009 and 450,000 expire in 2010.

The following table summarizes warrant activity:

Outstanding, January 1, 2006	2,767,502
Granted	3,464,582
Exercised	(753,334)

Outstanding, December 31, 2006	5,478,750
Granted	2,040,000
Expired	(22,500)
Exercised (shares issued)	(811,667)

Exercised (shares to be issued)	(325,000)

Outstanding, December 31, 2007	6,359,583

Exercisable at December 31, 2007	6,359,583

Weighted-average grant-date fair value of warrants, granted during 2007 - $0.34 (2006 - $0.43).

Weighted-average remaining, years of contractual life as of 2007 – 0.92 (2006 – 1.98).

In connection with the private placements in 2006, warrants to acquire an additional 3,439,582 shares of common stock were issued. These warrants are exercisable at $0.25 or $0.30 per common stock and expire either 2 or 3 years from issuance. These warrants were issued with a fair value of $611,286.

NOTE 10 – RELATED PARTY TRANSACTIONS

On April 28, 2003, Advanced ID signed a convertible debenture agreement with Mr. Li, a former director. The lender provided a loan for $100,000, with $50,000 received upon execution and the balance to be received upon satisfaction of specific conditions. At December 31, 2005, Advanced ID had received $50,000 under the agreement. During 2006, this note was converted into common stock at $0.25 per share, as per the original note agreement.

In connection with this note, Advanced ID also issued third party warrants to acquire 250,000 shares of Advanced ID common stock at $0.25 per share. During 2006, these warrants were exercised resulting in the issuance of 250,000 shares of common stock.

In addition to being a director of Advanced ID, Mr. Kazimirski provides consulting services to Advanced ID for the purposes of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the Company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the Company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term, and which began January 3, 2003. During 2007 and 2006, consulting fees totaled $126,283 and $105,315 for his services, respectively.

On November 14, 2007, Mr. Kazimirski provided a $60,000 loan to the Company. This loan is unsecured, repayable on demand and bears interest at 10% per annum.

In addition to being a director of Advanced ID, Mr. Meier provides consulting services to Advanced ID for the purposes of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of our DataTRACTM RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers, sourcing antennae design suppliers, and overall product development. His contract began on May 21, 2002 and expired on May 21, 2005. The contract was not renewed however Mr. Meier continues to provide services based on his hourly rate. During 2007 and 2006 consulting fees totaled $20,200 and $31,712 for his services, respectively.

In addition to being a former director of Advanced ID, Mr. Goldenberg provided consulting services to Advanced ID for the purpose of Corporate reporting and is the Interim CFO and Secretary. During 2006 consulting fees totaled $3,238 for his services. Further, in 2006, rental payments on leased property of $9,282 were made to Mr. Goldenberg.

In addition to being a director of Advanced ID, Mr. Fields provides consulting services to Advanced ID for the purposes of assisting with investor relations and stock development. Specifically, Mr. Fields has been responsible for development of investor relations programs and company funding activities such as private placements. His contract began on May 21, 2002 and expired on May 21, 2005. The contract was not renewed however Mr. Fields continues to provide services based on his hourly rate. During 2007 and 2006 consulting fees totaled $41,815 and $21,000 for his services, respectively.

The Company’s Pneu-Logic subsidiary purchased $103,829 of inventory from a company controlled by the father of a Pneu-Logic employee.

NOTE 11 – COMMITMENTS

On September 15, 2005, Advanced ID entered into an employment agreement with Dan Finch to act as the President and Chief Executive Officer. Under the terms of this agreement, Mr. Finch is to receive an annual base salary of $94,200 with a bonus to be determined annually by the Board of Directors.

On April 15, 2003, Advanced ID entered into a consulting agreement with Gottfried Auer related to the development and engineering of the company’s various RFID products. Under the terms of the consulting agreement, compensation is based on a retainer of $5,000 per month for an initial term that expired December 31, 2003, and which is currently month to month. The consultant is entitled to receive a bonus of up to $50,000 upon satisfaction of certain conditions. This agreement may be terminated by either party upon prior written notice of 30 working days.

The Company has a number of lease commitments related to office space and equipment. Estimated future minimum lease payments under these leases are as follows:

2008	$52,468
2009	52,468
2010	50,621
2011	34,005
2012	22,670
$12,232

Rent expense was $27,587 and $34,500 for the years ended December 31, 2007 and 2006, respectively.

Each director is compensated $1,500 per month resulting in a total estimated directors’ compensation of $90,000 per year ($18,000 per director).

NOTE 12 – CONCENTRATIONS OF CREDIT RISK

As of December 31, 2007 and 2006, amounts due from customers which exceeded 10% of trade accounts receivables amounted to $50,853 from two customers and $60,968 from two customers, respectively.

We have only one customer that exceeds 10% of revenues, which accounted for 13% of our total revenues in 2007 (2006 – 22%).

The Company has three vendors which, combined, accounted for approximately 84% of total purchases in 2007 (2006 – 23% from two vendors).

Currently, the Company realizes 51% of sales revenue from the sale of sterilized tags for companion animals, over 90% of which is sold to the purchasing groups representing veterinarians in Canada. The remaining 49% is divided between tire-tag sales and the Pneu-Logic revenues since July 1, 2007.

The Company’s Pneu-Logic subsidiary, located in the United Kingdom, comprises $208,009 of total revenues, $638,004 of total net loss, $291,128 of total assets $235,407 of total liabilities and $0 of total capital expenditures for 2007. The remainder of each item is comprised of operations in Canada.

NOTE 13 – SUBSEQUENT EVENTS

On February 28, 2008, the Chairman of the Board of Director’s advanced a loan of $50,000 as interim financing on behalf of an investor. This short-term loan was repaid to the director by the investor on March 2, 2008. The Company has been billed for $248 for the interest based on 10% per annum.

On March 6, 2008, the Board of Directors approved the issuance of 250,000 Rule 144 shares as a performance bonus to the President of the Company. In addition, another 250,000 Rule 144 shares are to be issued to the President on September 15, 2008 subject to meeting certain performance criteria.

On March 8, 2008, the Board of Directors approved the issuance of 100,000 Rule 144 shares as a performance bonus to the Chief Operating Officer of the Company. In addition, this individual received a salary increase of $1,000 per month to be paid in S-8 shares effective March 1, 2008.

On March 9, 2008, the Board of Directors approved performance bonuses to 5 individuals of $500 per individual per month effective January 1, 2008. These bonuses are to be paid in S-8 shares on a quarterly basis.

On March 10, 2008, the Board of Directors approved the issuance of 35,000 S-8 shares to three employees as a performance bonus.

In 2008, 2,993,166 Rule 144 shares have been issued for total cash proceeds of $329,180.

Up to a Maximum of 10,000,000 Common Shares and

6,591,251 Common Shares underlying

6,591,251 issued and outstanding Warrants

Prospectus

Advanced ID Corporation

June 5 , 2008

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, UNITS ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent,submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The registrant shall pay the expenses.

SEC Registration Fee	$726.75
Printing and Engraving Expenses	1,500.00
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	5,000.00
Miscellaneous	1,920.00

TOTAL	$29,146.75

Item 26. Recent Sales of Unregistered Securities

(i) Fiscal 2006 Transactions

During 2006, Advanced ID issued a total of 6,849,571 shares of common stock. Of these, 3,513,594 shares were issued for cash proceeds of $577,000 and a subscription receivable of $22,000; 1,319,485 were issued for services valued at $442,863 shares (including 997,983 shares issued to members of the Board of Directors valued at $363,024); 500,000 shares were issued for purchase of software valued at $150,000; 263,158 shares were issued to a former director for conversion of loans payable and accounts payable for a total of $86,000; 753,334 shares were issued on the exercise of warrants for proceeds of $213,500 and 500,000 shares were issued on the exercise of stock options for total proceeds of $56,500 (including 50,000 shares issued to a member of the Board of Directors for total proceeds of $11,500).

(ii) Fiscal 2007 Transactions

During 2007, Advanced ID issued a total of 5,098,394 shares of common stock; 965,000 shares of common stock were issued for cash proceeds of $254,000 and collected $20,000 of a subscription receivable from the prior year, 811,667 shares of common stock were issued on the exercise of warrants for $213,500 of cash and a note receivable for $30,000, 1,170,355 shares of common stock were issued as settlement of debt valued at $361,941, 1,000,000 shares of common stock were issued on the acquisition of PL valued at $318,810 and 1,151,372 shares of common stock were issued for services rendered valued at $283,440. We also wrote off a note receivable that we had accepted in 2007 in exchange for the exercise of 100,000 common stock warrants valued at $30,000 to one investor due to his inability to pay. These shares are currently still outstanding.

(iii) Fiscal 2008 Transactions

During the three months ended March 31, 2008, Advanced ID issued a total of 3,193,166 shares of common stock for total cash consideration of $353,180.

During the three months ended March 31, 2008, in connection with the shares issued for cash discussed above, 2,863,166 warrants were issued of which 1,500,000 issued to be exercised at $0.20, 250,000 to be exercised at $0.25 and 1,113,116 to be exercised at $0.30. These warrants have an expiry date of February 28, 2010.

According to Advanced ID's compensation plan during the three months ended March 31, 2008, 953,345 shares valued at $175,732 were earned by directors, officers and employees.

All of the above securities issued in 2006-2008 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 to sophisticated investors.

Item 27. Exhibits

INDEX TO EXHIBITS
Exhibit Number and Identification of Exhibit

(3)	Articles of Incorporation, By-Laws and Stock Option Plan.
(i)	Articles of Incorporation.
(ii)	ByLaws.
(iii)	Stock Option and Incentive Plan revised December 16, 2004.
(iv)	Instruments defining common stock warrants
(5)	Opinion of Epstein Becker & Green, P.C.
(10)	Material Contracts.
(i)	Agreement and Plan of Merger between AIDO Acquisition, Inc., Advanced ID and Universal Pet Care, Inc.
(ii)	Authorized Distributor Agreement with Trace Australia Pty Ltd. 4
(iii)	Consultant Agreement with Hubert Meier Consultancy Co.dated May 21, 2002. 4
(iv)	Convertible Debenture Purchase Agreement between Universal Pet Care, Inc. and HEM Mutual Assurance LLC. 3
(v)	$995,500 1% Convertible Debenture due January 20, 2009,originally issued by Universal Pet Care, Inc., a Hawaii corporation to HEM Mutual Assurance LLC on January 20, 2004.3
(vi)	$4,500 1% Convertible Debenture due January 20, 2009, originally issued by Universal Pet Care, Inc., a Hawaii corporation to HEM Mutual Assurance LLC on January 20, 2004.3
(vii)	Strategic Partnership Agreement with Applied Wireless Identifications Group, Inc. 5
(viii)	Strategic Partnership Agreement with KSW Microtec AG. 5
(ix)	Strategic Partnership Agreement with Guide-Trend Co., Ltd. 5
(x)	Consulting Agreement with Gottfried Auer dated April 15, 2003. 6
(xi)	Authorized Exclusive Distributor Agreement with Kit Loong Tyre Management Sdn Bhd dated September 15, 2007.7
(xii)	Asset Purchase Agreement dated July 1, 2007 .8
(11)	Statement of Computation of Per Share Earnings This Computation appears in the Financial Statements.
(21)	Subsidiaries of the Registrant.
(i)	AVID Canada Corporation, an Alberta private company incorporated on November 26, 1993 is wholly owned by the registrant.
(ii)	Universal Pet Care, Inc., a Hawaii private company incorporated on August 25, 1994 is wholly owned by the registrant.
(23)(i)	Consent of Certified Public Accountant.
(23)(ii)	Consent of Epstein Becker & Green, P.C. (9)

1.	Filed previously on Form 10-KSB filed April 28, 1999.
2.	Filed previously on Form 10-QSB filed May 13, 2004.
3.	Filed previously on Form 8-K filed February 10, 2004.
4.	Filed previously on Form SB-2 amendment 1 filed September 14,2004.
5.	Filed previously on Form SB-2 amendment 2 filed December 1,2004.
6.	Filed previously on Form SB-2 amendment 4 filed April 7,2005.
7.	Filed previously on Form SB-2 amendment 2 filed October 2,2007.
8.	Filed previously on Form 8-K filed November 6, 2007.
9.	Incorporated into Exhibit 5

Item 28. Undertakings

(a) The undersigned registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. To include any prospectus required by Section 10(a) (3) of the Securities Act;

ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. Include any additional or changed material on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (section 230.424 of this chapter);
ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
    iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (230.430B of this chapter):

A. Each prospectus filed by the registrant pursuant to Rule 424(b) (3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus filed by the registrant pursuant to Rule 424(b) (2), (b) (5), or (b) (7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a) (1) (i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deeme incorporated by reference into the registration statement or prospectus that is part of the registration statement will as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Province of Alberta on the 5th day of June, 2008.

Advanced ID Corporation

By: /s/ Daniel Finch
Daniel Finch
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/Terry Fields	/s/ Seymour Kazimirski
Terry Fields	Seymour Kazimirski
Director	Director
June 5, 2008	June 5, 2008

/s/Daniel Finch	/s/ Hubert Meier
Daniel Finch	Hubert Meier
Director and President (Principal Executive Officer)	Director
June 5, 2008	June 5, 2008

/s/Sudeep Bhargava
Sudeep Bhargava, COO
Interim Chief Financial Officer (Principal Financial Officer) , Controller, Director
June 5, 2008